Exhibit 2.1

Certain identified information in this Exhibit 2.1 (indicated by “[***]”) has been omitted pursuant to Item 601(b)(2)(ii) of Regulation S-K because it is not material and is the type of information that the Company treats as private or confidential.

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

Wolf Bone Ranch Partners LLC,

AS SELLER,

DBR LAND LLC,

AS PURCHASER,

AND

VTX ENERGY PARTNERS, LLC,

SOLELY AS GUARANTOR

___________________________________

DATED AS OF NOVEMBER 18, 2024

__________________________________

TABLE OF CONTENTS

i

TABLE OF CONTENTS (cont.)

Appendices, Exhibits, and Schedules:
Appendix A	-	Defined Term Cross References

Exhibit A	-	Land
Exhibit B-1	-	Contracts
Exhibit B-2	-	Surface Rights
Exhibit B-3	-	Surface Agreements
Exhibit C	-	Excluded Property
Exhibit D	-	Form of Special Warranty Deed
Exhibit E-1	-	Form of Surface Use Agreement
Exhibit E-2	-	Form of Surface Use Agreement (SWS)
Exhibit F	-	Side Letter
Exhibit G	-	Form of Bill of Sale

Schedule 4.1	-	Seller Knowledge Individuals
Schedule 4.1(p)(ii)	-	Contracts; Surface Agreements; and Surface Rights Matters
Schedule 4.1(q)	-	Insurance Policies
Schedule 4.1(s) Schedule 4.1(t) Schedule 4.2	- - -	Financial Reports Water Operating Reports Purchaser Knowledge Individuals
Schedule 7.6(i)	-	Specified Agreements

ii

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the “Agreement”) dated November 18, 2024, (“Execution Date”) is made by and between Wolf Bone Ranch Partners LLC, a Texas limited liability company (“Seller”) and DBR Land LLC, a Delaware limited liability company (“Purchaser”) for the purchase of certain real property and Seller’s appurtenant interests in Reeves and Pecos Counties, Texas. Purchaser and Seller are referred to as the “Parties” or individually as a “Party”. VTX Energy Partners, LLC, a Delaware limited liability company, is a signatory to this Agreement solely as “Guarantor” pursuant to Section 13.13.

R E C I T A L S

WHEREAS, Seller owns the surface estate (and appurtenant rights) comprising approximately 46,064 acres in Reeves and Pecos Counties, Texas, as described in Exhibit A (the “Land”);

WHEREAS, Purchaser intends to acquire the Land and other items comprising the Property (defined below) from Seller; and

WHEREAS, Seller desires to sell and Purchaser desires to purchase the Property, upon and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the Recitals set forth above and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged and confessed, Seller and Purchaser agree as follows:

Article I
The Property

1.1 The Property. Subject to the terms and conditions of this Agreement, and for the consideration herein set forth, Seller agrees to sell and transfer, and Purchaser agrees to purchase and acquire, the following (collectively, and excluding the Excluded Property, the “Property”):

(a) 100% of the Land, including all caliche, sand, gravel, rock, water rights, wind rights, solar rights, underground pore space and other rights, in each case, included as part of the surface estate under the laws of the State of Texas in, on, under, and associated with the Land, together with all improvements and fixtures thereon and associated rights-of-way, permits, utilities, and any and all interests of any type owned by Seller in and to the Land, including all easements, rights-of-way, adjacent streets, alleys, strips, gores, and other appurtenances to the Land (collectively, with the Land, the “Real Property”);

(b) 100% of the (i) the legal title to all underground water, percolating water, artesian water, and any other water in, under and that may be produced from any and all depths, reservoirs, formations, depths and horizons lying immediately beneath the surface of the applicable property down to the center of the earth (“Groundwater”) in and under the Land; (ii) the right to test, explore for, drill for, develop, produce, capture, transport, store, treat, sell and otherwise use all Groundwater in, under and that may be produced from the Land; (iii) the right to use the surface of the Land for access to and to explore for, drill for, develop, produce, capture, transport, store, treat, sell and otherwise beneficially use such Groundwater to the full extent permitted by Applicable Law; (iv) all permits relating to any of the foregoing, expressly including any Groundwater permits; and (v) all rights, privileges, and appurtenances relating to any of the foregoing (collectively, “Groundwater Rights”) and all Groundwater in, on, under or produced from or attributable to the Groundwater Rights from and after the Closing, together with all proceeds therefrom or from the sale thereof, expressly including all of Seller’s right, title and interest in and to inventory of Groundwater located on or under Land or otherwise owned directly or indirectly by Seller as of the Closing, subject to, in each case, for the avoidance of doubt, the rights in and to produced water extracted as part of hydrocarbon exploration and production operations held by the lessees of the mineral interests underlying the Land;

(c) all houses, buildings, barns, structures, and other improvements of any kind located on the Land and all related fixtures, built-in appliances, attached floor coverings and wall coverings, and heating and air-conditioning units, if any (collectively, the “Improvements”);

(d) Seller’s right, title and interest in and to all personal property, equipment, fixtures, dwellings, furniture, and furnishings in and on the Land and/or the Improvements; building and construction materials, goods, supplies, windmills, tanks, pens, fences, gates, sheds, corrals, portable buildings, livestock feeders and troughs, fuel tanks, submersible pumps, pressure tanks, water irrigation pivots and associated equipment, and other articles of personal property, of every kind and character, tangible and intangible, attached to or situated in, on or about the Land and/or the Improvements, or used in or necessary to (i) the complete and proper use, occupancy or operation thereof, or acquired (whether delivered to the Land or stored elsewhere) for use or installation in or on the Land and/or Improvements (collectively, the “Personal Property”);

(e) Seller’s right, title and interest in and to all contracts, agreements and instruments binding upon Seller and relating to the ownership or operation of the Land, other than the Surface Rights and the Surface Agreements (collectively, the “Contracts”), including the Contracts identified on Exhibit B-1;

(f) all right, title and interest of Seller, as grantee, in easements, rights-of-way, licenses, interests, leasehold and landlord rights, and other rights and appurtenances appertaining to the Land (the “Surface Rights”), including those Surface Rights listed on Exhibit B-2, and any interest of Seller in any “excess land”, “vacancies”, strips or gores between the Land and abutting properties, and any interest of Seller in any lands lying immediately appurtenant to the Land;

(g) any assignable county, state, or other governmental permits related to or useful for the Land, and/or Personal Property, Groundwater produced from the Land, and/or Groundwater Rights under the Land (collectively, “Permits”);

(h) all right, title and interest of Seller, as grantor, in and to any surface use agreements, surface leases, or other instruments that give any third party, individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority, or any other entity (collectively, a “Person”) a right of access to or use of the Land (collectively, “Surface Agreements”), including the Surface Agreements listed on Exhibit B-3;

(i) all revenues attributable to derived from the ownership and/or operation of all other items constituting the Property from and after the Closing Date, including unresolved claims arising under the Contracts or Surface Agreements attributable to any periods prior to the Closing;

(j) all causes of action accruing prior to the Closing Date for property damage to the Land that has not been either restored to the condition immediately prior to such damage or compensated by the third Person causing such damage; and

(k) all hay and any other crops growing on the Land or harvested and stored on the Land at the time of Closing, together with all proceeds therefrom or from the sale thereof.

1.2 Excluded Property. The Property does not include, and there is hereby expressly excepted and reserved therefrom and reserved to Seller, all of Seller’s right, title and interest in and to the following (collectively, the “Excluded Property”): (a) the Specified Agreements (as defined below), (b) all trade credits, accounts receivable, and other proceeds, income, or revenues attributable to the Property with respect to any period of time prior to the Closing Date, (c) all claims, rights, and interests of Seller under any policy or agreement of insurance or indemnity agreement, (d) any tax refunds, tax credits, tax benefits, or tax carry-forward amounts attributable to the Property prior to the Closing Date, to Seller’s businesses (or any other Property other than the Property) generally, or to the direct or indirect owners of Seller, (e) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos, domain names, and other intellectual property, (f) all personal property, equipment, fixtures, dwellings, barns, and any other apparatus or appurtenances that is not situated on the Real Property, (g) all right, title, and interest to the properties (including personal property) or other Property (including contractual rights) (I) set forth on Exhibit C, or (II) that are not specifically described or included in the definition of “Property”; and (h) all oil, gas and other minerals that are in and under, and that may be produced from the Land and any and all royalty interests thereto.

1.3 Permitted Encumbrances. Seller shall convey the Property free and clear of all liens, claims, restrictions, encroachments, tenancies, leases, and any other encumbrances (“Encumbrances”), except for the Permitted Encumbrances.

Article II
Purchase Price And Other Consideration

2.1 Purchase Price. Purchaser agrees to pay the Purchase Price for the acquisition of the Property, subject to the terms of this Agreement. The purchase price is Two Hundred Forty-Five Million and No/100 US Dollars ($245,000,000.00) (“Purchase Price”).

2.2 Earnest Money. Within three (3) Business Days after the Execution Date, Purchaser shall deposit at Secured Title of Texas, LLC, a Texas limited liability company (the “Title Company”) by wired funds, an amount equal to [***] of the Purchase Price, to be held as earnest money (the “Earnest Money”) in accordance with the terms of this Agreement. If Purchaser fails to timely deposit the Earnest Money with the Title Company, then Purchaser shall be in default and, at Seller’s election, this Agreement shall be of no further force or effect. At Closing, the Earnest Money shall be applied to the Purchase Price. The Earnest Money shall be held in an interest-bearing account and released by the Title Company at Closing pursuant to Section 7.6(a) and Section 7.7(a). All interest accruing on the Earnest Money shall be considered a part of the Earnest Money. The Earnest Money is non-refundable, except as provided in Section 5.2, and Section 6.6, or as otherwise expressly provided in this Agreement.

2.3 Independent Consideration. If this Agreement terminates, the Title Company will deliver to Seller One Hundred Dollars ($100.00) out of the Earnest Money (“Independent Consideration”), which amount has been bargained for and agreed to as consideration for Purchaser’s exclusive option to purchase the Property and for Seller’s execution and delivery of this Agreement. The Independent Consideration is in addition to all other consideration provided in this Agreement and is non-refundable except as expressly provided otherwise in this Agreement. Upon any termination of this Agreement pursuant to Section 5.2, Seller shall be paid the Independent Consideration as its sole and exclusive remedy against Purchaser for such termination of this Agreement pursuant to Section 5.2.

2.4 HSR Act. The Parties have prepared and filed (or caused to be prepared and filed) with the Federal Trade Commission and the Antitrust Division of the Department of Justice the Notification and Report Forms and other information required to be filed under the HSR Act (as defined below) with respect to the transactions contemplated hereby, and shall respond (or cause their Affiliates to respond) as promptly as practicable to all requests or inquiries received from any Governmental Authority for additional documentation or information. All filing fees payable in connection with any filing required by the HSR Act shall be paid 50% by Seller and 50% by Purchaser. As used in this Agreement, “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated under such statute. Notwithstanding anything to the contrary in this Section 2.4 or otherwise, the Parties shall, and shall cause their Affiliates to, respond promptly to any inquiries or requests from any Governmental Authority concerning such filings and to comply in all material respects with the filing requirements of the HSR Act. The Parties shall, and shall cause their Affiliates to, use their reasonable best efforts to cooperate with each other and shall promptly furnish all information to the other Party that is necessary for compliance with the HSR Act.

Article III
Examination Period; Right of Entry

3.1 List of Personal Property. Seller has or shall make available to Purchaser on the Execution Date, to the extent in Seller’s possession, copies of, or access to (with the right to copy), a list of material items of Personal Property, if any.

3.2 Property Information. Subject to Section 3.3 and Section 3.4, Seller has or shall make available to Purchaser within two (2) Business Days after the Execution Date, to the extent in Seller’s possession, copies of, or access to (with the right to copy), the following (collectively, the “Property Information”): files, records, maps, information, and data in Seller’s or its Affiliates’ possession or control, whether written or electronically stored, relating solely to the Property, including, (a) land and title records, (b) rights of way and easements, assignments, permits, and other non-proprietary records relating to the Property, (c) Lease and Contract files (other than with respect to the Specified Agreements that will be terminated on or prior to the Closing), (d) any prior environmental reviews, studies, or assessments concerning the Property, (e) surveys of the Property and (f) any other information reasonably requested by Purchaser that Seller is not restricted from disclosing due to existing contractual confidentiality restrictions and/or legal privileges. Except for the Exclusions, Seller makes no representations or warranties of any kind as to the accuracy or completeness of the Property Information or any data or documents provided or obtained by Purchaser or Purchaser’s Representatives during the course of its evaluation of the Property, or at any time, even if furnished by Seller or its Representatives.

3.3 Due Diligence Rights. Notwithstanding anything to the contrary contained herein, the Property Information shall not include, and Purchaser shall not be entitled to receive or review, (a) any information or materials that constitutes privileged information, (b) any information or materials that are covered by a confidentiality or non-disclosure agreement that Seller cannot seek permission (at no additional cost to Seller) for disclosure of such information or materials (or with respect to which Seller seeks such permission but is denied such disclosure), or (c) any appraisals, forecasts, projections, marketing plans or other assessments or reports generated or intended for internal use by Seller.

3.4 Examination. From and after the Execution Date until 5:00 pm CT on [***] (the “Examination Period”), Purchaser and Purchaser’s Representatives shall have the right to enter upon the Property for the purpose of inspecting the Property and performing non-invasive and non-destructive feasibility studies (including, if desired by Purchaser, the preparation of a survey (the “Purchaser Survey”)), at Purchaser’s sole risk, cost and expense. Before any such entry, Purchaser shall provide Seller with a certificate of insurance or other evidence satisfactory to Seller confirming that Purchaser and

Purchaser’s Representatives, as applicable, have obtained and paid for a commercial general liability insurance policy naming Seller as an additional insured providing insurance limits and coverage of at least $1,000,000 per occurrence, issued by an insurer and on terms and conditions that are reasonably satisfactory to Seller. All such entries upon the Property shall be at reasonable times during normal business hours and shall be permitted only upon at least two (2) Business Days’ prior notice to Seller, and Seller or Seller’s Representatives shall have the right to accompany Purchaser and Purchaser’s Representatives during any activities performed by Purchaser on the Property. Purchaser and Purchaser’s Representatives shall not unreasonably or materially interfere with the ongoing operation of the Property or the use and enjoyment of the Property by Seller or Seller’s Affiliates. During the Examination Period, Purchaser will comply with all health and safety requirements which may be reasonably imposed by Seller with respect to Purchaser’s activities upon or within the Property to the extent Seller delivers to Purchaser prior written notice thereof. At Seller’s request, Purchaser shall provide Seller with a copy of the results of any inspections made by Purchaser, excluding only market and economic feasibility studies or any appraisals. If any inspection or test disturbs or otherwise alters the condition of the Property, including inspections performed pursuant to Section 3.5, then Purchaser will promptly (and in any event within twenty (20) days) restore the Property to the same or substantially the same condition as existed before the inspection or test. Except in connection with (i) the preparation of a report based on an environmental site assessment of the Property performed pursuant to the American Society for Testing and Materials ASTM-1527-13 or -21, and any similar visual environmental assessment or environmental regulatory compliance review (such environmental assessment, a “Phase I” inspection), (ii) contacting the Title Company to place the title order, or (iii) contacting a licensed surveyor to prepare the Purchaser Survey, neither Purchaser nor Purchaser’s Representatives shall contact any governmental official or representative regarding the Property without Seller’s prior written consent thereto, which shall not be unreasonably withheld, conditioned, or delayed. In addition, if Seller consents to any such governmental contact, Seller shall be entitled to receive at least two (2) Business Days’ prior written notice of the intended contact and to have a Representative present (whether telephonically or in person) when Purchaser or any Purchaser’s Representatives has any such contact with any governmental official or representative.

3.5 Additional Environmental Review. The inspections under Section 3.4 may include a non-invasive Phase I environmental inspection of the Property to be completed by GHD (the “Environmental Consultant”), but no additional environmental inspection or other invasive or destructive inspection or sampling of soils, water, air or other materials, including, without limitation, construction materials, for analytical testing (such additional environmental inspection, a “Phase II” inspection), either as part of the Phase I inspection or any other inspection, shall be performed without the prior written consent of Seller, which may be withheld in its sole and absolute discretion, and if consented to by Seller, the proposed scope and methodology of work and the party who will perform the work shall be subject to Seller’s review and approval. Prior to any such environmental inspections, Purchaser and the Environmental Consultant shall provide Seller with certificates of insurance evidencing that Purchaser and the Environmental Consultant each have professional liability and contractor’s pollution liability coverage with limits reasonably satisfactory to Seller. If, prior to Closing, Purchaser discovers Hazardous Materials in quantities that may require remediation under applicable laws, rules, regulations, statutes or orders (collectively, “Applicable Laws”) of any governmental authority having jurisdiction (each, a “Governmental Authority”), Purchaser will notify Seller within two (2) Business Days after such discovery. “Hazardous Material” shall mean any substance or material that is designated, classified, characterized or regulated as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” a “waste” or otherwise regulated under Environmental Law, including but not limited to oil and gas exploration and production waste and naturally occurring radioactive material. At Seller’s request, Purchaser shall deliver to Seller copies of any Phase II or other environmental report to which Seller consents as provided above. Upon Closing, and subject to the representations, warranties, and covenants contained in this Agreement, Purchaser, for itself and all of Purchaser’s Representatives, waives and releases Seller and Seller’s Affiliates (as defined below) from and against any liability or claim related to the Property arising under the Comprehensive Environmental Response, Compensation, and Liability

Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, and the Toxic Substance Control Act, all as amended, or any other cause of action based on any other state, local, or federal environmental laws, rules, or regulations (collectively, “Environmental Laws”). The provisions of this section shall survive the Closing or any earlier termination of this Agreement.

3.6 Environmental Defects. If Purchaser discovers any material violations, material remediation obligations or other material liabilities that would be incurred by Seller (or after Closing, by Purchaser) under Environmental Laws relating to the ownership of the Property (each, an “Environmental Condition”), then (i) if the aggregate amount of all estimated costs and expenses to remediate each Environmental Condition based upon the most cost-effective remediation allowed to bring the Property into compliance under applicable Environmental Laws (such amount, the “Remediation Amount”) is less than or equal to [***] of the Purchase Price (the “Environmental Deductible”), the Agreement shall remain in full force and effect, and Purchaser shall take title to the Property subject to such Environmental Conditions and without reduction of the Purchase Price, and (ii) if the aggregate Remediation Amount for all Environmental Conditions is in excess of the Environmental Deductible, then, only to the extent the aggregate Remediation Amount exceeds the Environmental Deductible, Purchaser shall be entitled to a corresponding reduction to the Purchase Price; provided, however, if the aggregate Remediation Amount would result in a reduction to the Purchase Price in excess of [***] of the unadjusted Purchase Price, Seller may elect, in its sole discretion, to terminate this Agreement, at which point the provisions of Section 6.5 and Section 6.6 shall apply.

3.7 Environmental Disputes.

(a) The Parties will attempt in good faith to agree on matters regarding: (i) all Environmental Conditions and the Remediation Amount, and (ii) the adequacy of any curative or remedial action taken by Seller to cure or remediate any alleged Environmental Condition (the “Disputed Environmental Matters”) prior to Closing (the “Dispute Period”). If the Parties are unable to agree by the expiration of the Dispute Period, then the Disputed Environmental Matters will be exclusively and finally resolved pursuant to this Section 3.7.

(b) There will be a single environmental arbitrator, who must be an environmental attorney licensed in Texas with at least 10 years’ experience in oil and gas environmental matters involving properties in the State of Texas and may not be a current or former Representative of any Party or its Affiliates or a person that has previously performed (or is a part of a firm that has previously performed) work for any Party or its Affiliates and does not otherwise have any financial interest in the Disputed Environmental Matter (the “Environmental Arbitrator”). The Environmental Arbitrator will be selected by mutual agreement of the Parties no later than two (2) Business Days after the expiration of the Dispute Period, or, absent such agreement, by the Houston, Texas, office of the American Arbitration Association.

(c) The arbitration proceeding will be held in Houston, Texas, and will be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms and conditions of this Section 3.7.

(d) Each Party shall submit to the Environmental Arbitrator, with simultaneous copy to the other Party, such Party’s proposed resolution of the Disputed Environmental Matter no later than two (2) Business Days after the appointment of the Environmental Arbitrator.

(e) The Environmental Arbitrator shall make its determination no later than ten (10) Business Days after submission of the Disputed Environmental Matters. The Environmental Arbitrator’s determination will include its rationale and reasoning in respect of each Disputed Environmental Matter considered. The Environmental Arbitrator’s determination will be final and binding upon the Parties, without right of appeal. In making its determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 3.7 and, subject to the foregoing, may consider such other matters as, in the opinion of the Environmental Arbitrator, are reasonably necessary to make a proper determination.

(f) The Environmental Arbitrator will act as an expert for the limited purpose of determining the specific Disputed Environmental Matter submitted by a Party and may not award damages, interest or penalties to either Party with respect to any matter.

(g) Each Party will bear its own legal fees and other costs of presenting its case to the Environmental Arbitrator. Seller and Purchaser will each bear one-half of the costs and expenses of the Environmental Arbitrator.

(h) Subject to Section 7.1, nothing herein shall operate to cause the Closing to be delayed on account of any environmental dispute resolution conducted pursuant to this Section 3.7, save and except, Seller and Purchaser shall each retain their rights under Section 3.6 as it relates to any Remediation Amounts determined by the Environmental Arbitrator.

3.8 Seller Disclaimer. To the maximum extent permitted by Applicable Laws, and except for Seller’s express representations and warranties in this Agreement, the SUAs, the Special Warranty Deed, and the Bill of Sale (collectively, inclusive of this Agreement, the “Transaction Documents”) and any certificate delivered by Seller pursuant to this Agreement (collectively, the “Exclusions”), this sale is made and will be made without representation, covenant, or warranty of any kind (whether express, implied, to the maximum extent permitted by Applicable Laws, or statutory) by Seller. As a material part of the consideration for this Agreement, Purchaser agrees to accept the Property on an “AS-IS” and “WHERE-IS” basis, WITH ALL FAULTS, and without any representation or warranty, all of which Seller hereby disclaims, except for the Exclusions. Except for the Exclusions, no warranty or representation is made by Seller as to fitness for any particular purpose, merchantability, design, quality, condition, operation or income, compliance with drawings or specifications, absence of defects, absence of hazardous or toxic substances, absence of faults, flooding, or compliance with laws and regulations, including those relating to health, safety, and the environment. Purchaser acknowledges that Purchaser has entered into this Agreement with the intention of making and relying upon its own investigation of the physical, environmental, economic use, compliance, and legal condition of the Property and that, other than the Exclusions, Purchaser is not now relying, and will not later rely, upon any representations and warranties made by Seller or anyone acting or claiming to act, by, through or under Seller or on Seller’s behalf concerning the Property. Except for the Exclusions and Seller’s indemnity obligations contained in Article XIII, Purchaser, on behalf of itself and its successors and assigns, releases Seller and Seller’s Affiliates from and against any liability or claim related to the physical condition, construction, or development of the Property or any portion thereof and Purchaser assumes the risk that adverse physical and environmental conditions may not have been revealed by its investigation. The provisions of this Section 3.8 shall survive indefinitely any Closing or termination of this Agreement and shall not be merged into the Transaction Documents.

3.9 Release of Liability. Any entry of Purchaser or any of Purchaser’s Representatives (hereafter defined) onto the Land prior to Closing is at the sole risk of Purchaser. Purchaser (i) WAIVES AND RELEASES all claims against the Seller Group (as defined below) arising in any way from any entry of Purchaser or its Representatives onto the Land prior to Closing or in any way connected therewith and (ii) agrees to indemnify, defend and hold harmless each member of the Seller Group from and against any and all Damages (as defined below) of any kind or nature whatsoever, including mechanic’s and materialmens’ liens and Seller Group’s attorneys’ fees, including those attributable to personal injury, death, or physical property damage, or violation of the Seller Group’s or any third party operator’s rules, regulations, or operating policies, arising out of, resulting from, or in any way connected with or growing out of Purchaser’s inspections or examinations of the Property as allowed herein, including any work done, labor performed or materials furnished at the Property on behalf of Purchaser prior to Closing, even if such Damages arise out of or result from, solely or in part, the sole, active, passive, concurrent, or comparative negligence, strict liability, or other fault or violation of law by the Seller Group, excepting, in all instances, if caused by the fraud, gross negligence, or willful misconduct of any member of the Seller Group or any defects or preexisting conditions known but not disclosed by any member of the Seller Group prior to the occurrence of any such loss or claim. The provisions of this section shall survive the Closing or the earlier termination of this Agreement for a period of twelve (12) months.

Article IV
Representations; Covenants; As Is Sale, No Reliance

4.1 Seller’s Representations and Warranties. As of the Execution Date, Seller represents and warrants to Purchaser, which representations and warranties are also deemed to be made on and as of the Closing Date, as follows:

(a) Organization and Authority. Seller has been duly organized and is validly existing as a limited liability company, in good standing in the State of Texas and is qualified to do business in the state in which the Property is located. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby, including the execution of all Transaction Documents. This Agreement has been, and all of the other Transaction Documents to be executed by Seller will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their respective terms.

(b) Conflicts and Pending Action. There is no agreement to which Seller is a party or, to Seller’s Knowledge, binding on Seller that is in conflict with any of the Transaction Documents. There is no action or proceeding pending or, to Seller’s Knowledge, threatened against Seller which challenges or impairs Seller’s ability to execute or perform its obligations under any of the Transaction Documents. Assuming the expiration of the waiting period under the HSR Act, the execution, delivery, and performance of this Agreement and all other Transaction Documents required to be executed and delivered by Seller on the Closing Date, and the consummation of the transactions contemplated hereby and thereby, will not (a) violate any provision of the organizational documents of Seller, (b) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration, cancellation or modification (with or without notice or lapse of time or both) under any material note, bond, mortgage, indenture, or other financing instrument to which Seller is a party or that affects the Property, (c) violate any judgment, order, ruling, or decree applicable to Seller or any of the Property, (d) violate any Applicable Law applicable to Seller or any of the Property, or (e) result in the creation or imposition of any lien, restriction or encumbrance on any of the Property except for any Permitted Encumbrances.

(c) OFAC. Neither Seller nor any of its Affiliates, nor any of their respective partners, members, shareholders, officers, directors, employees, or other Representatives, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury, including those named on OFAC’s Specially Designated and Blocked Persons List (the “List”) or under Executive Order 13224 (the “Executive Order”) signed on September 24, 2001, and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism” or any other governmental action.

(d) No Parties in Possession; Groundwater. Except for the Surface Agreements, there are no third Persons in possession of any portion of the Property as lessees. Other than the water wells described on Exhibit C as part of the Excluded Property, all Groundwater Rights in the Property will be conveyed to Purchaser at the Closing.

(e) Litigation. There are no actions, suits, or proceedings pending, or to Seller’s Knowledge, threatened in writing, before any Governmental Authority (i) to which the Property is subject; (ii) that would materially impair Seller’s ability to perform its obligations under this Agreement or any other Transaction Document; (iii) for personal injury, death, or material property damage in favor of any third Person with respect to the Property; (iv) to condemn, take, or demolish any of the Property; or (v) to foreclose on any liens or security interests encumbering the Property or any part thereof.

(f) Other Rights. Except for the Contracts, Surface Rights and Surface Agreements, to Seller’s Knowledge, there are no unrecorded material agreements, leases or Encumbrances with respect to the Real Property that will be binding on the Real Property or Purchaser from and after Closing.

(g) Claims. To Seller’s Knowledge, there are no material unpaid charges, debts, liabilities, claims, or obligations arising from the ownership or operation of the Property that could give rise to any mechanics’ or materialman’s or other statutory liens against the Property, or any part thereof, or for which Purchaser will be responsible.

(h) Title; No Liens. Excluding for the Land, Seller has Defensible Title to each item comprising the Property. “Defensible Title” means such record title to the Property (excluding the Land), severally, and such right, title and interest in and to the Property (excluding the Land) that is good, valid, marketable, and indefeasible title, free and clear of all Encumbrances, except for Permitted Encumbrances, and entitles Purchaser to not less than all of the right, title and interest in and to the Property (excluding the Land) that was acquired by Seller from its applicable predecessors in interest (or applicable predecessors in title).

(i) Condemnation. Except for potential common carrier pipeline easement condemnations for which a final offer letter has not been received, there is no pending, and Seller has not received written notice of any, threatened condemnation, eminent domain, or similar proceeding or special assessment (inclusive of assessments for street widening, repair, or improvement) affecting the Property, or any part thereof.

(j) Environmental.

(i) Seller has not received from any Governmental Authority or third Person, where applicable, any written notice, notification, report, order, demand, request for information, citation, summons, complaint, written notice of any actual or alleged breach, or directive or other written communication regarding any actual or alleged breach of any Environmental Laws by Seller with respect to the Property;

(ii) Seller is not subject to any financial assurance escrow, bonding or similar obligations with respect to the Property or their operation under any Environmental Laws, other than lessee or operator bonding requirements of any Governmental Authority having jurisdiction over the Property; and

(iii) Seller has made available to Purchaser copies of any and all Phase I (or similar) environmental site assessment reports, Phase II reports, environmental audits, orders,

decrees, material violation notices or other notices of material liability or alleged material violation, in each case, dating back to January 1, 2023 and related, in each case, to Environmental Laws or Hazardous Materials, in Seller’s custody, control or possession which are related to the Property.

(k) Consents; Preferential Rights. No consent of any third Person or Governmental Authority (other than approval under the HSR Act) is necessary to consummate the transaction contemplated by the Transaction Documents and no Person has any preferential right to purchase the Property or any interest therein.

(l) Taxes.

(i) All Property Taxes that have become due and payable (taking into account any extensions that do not result in the imposition of a penalty) have been duly and timely paid by Seller.

(ii) All tax returns with respect to Property Taxes that are required to be filed have been duly and timely filed (taking into account any extensions that do not result in the imposition of a penalty), and all such tax returns are true, correct and complete in all material respects.

(iii) All withholding tax requirements imposed on Seller with respect to the ownership or operation of the Property has been satisfied in full.

(iv) There are no outstanding waivers of any limitation period, or agreements providing for an extension of time (other than one obtained in the ordinary course of business and that does not result in the imposition of a penalty), for filing any tax return with respect to Property Taxes or the assessment, payment, or collection of any Property Tax.

(v) No claim has ever been made by a Governmental Authority in a jurisdiction in which Seller does not file a tax return with respect to Property Taxes that Seller is or may be subject to taxation by that jurisdiction in respect of Property Taxes.

(vi) There are no material liens for taxes on any of the Property other than identified as part of the Permitted Encumbrances, and, to Seller’s Knowledge, there are no liabilities for taxes that are delinquent and can attach to any of the Property under Applicable Law or otherwise result in liability to Purchaser as a transferee or successor.

(vii) No audit or other tax proceeding with respect to the Property is now in progress, pending, or, to Seller’s Knowledge, threatened, and Seller has not received written notice of any threatened, pending, or outstanding claim from any Governmental Authority for a material amount of any unpaid Property Tax.

(viii) All of the Real Property has been properly listed and described on the property tax rolls for all periods prior to and including the Closing Date and no portion of the Real Property constitutes omitted property for property tax purposes.

(ix) None of the Property is an interest in any agreement or other arrangement that is classified as a partnership for U.S. federal, state or local income tax purposes or otherwise held in a partnership as determined for U.S. federal, state, or local income tax purposes.

(x) Seller is not a “foreign person” (as that term is defined in Section 1445 of the Code).

(xi) Seller is not responsible for Property Taxes relating to the Property of any Person, including any Affiliate, by reason of a contract, assumption, transferee or successor liability, operation of Applicable Law (including (i) by reason of being a member or shareholder of an affiliated, combined, consolidated, unitary, or similar group, or (ii) as a result of any tax sharing, tax indemnity, tax allocation, or other tax agreement), or otherwise.

(xii) “Property Tax” means any ad valorem, property, excise, sales and use taxes and any other similar taxes based upon the ownership or operation of the Property; but excluding, for the avoidance of doubt, taxes or fees (other than the preceding taxes) that are income taxes or Transfer Taxes.

(m) Bankruptcy. Seller has not (i) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any Applicable Law relative to bankruptcy, insolvency or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceedings, to hold, administer and/or liquidate all or substantially all of its property, or (iii) made an assignment for the benefit of creditors.

(n) Liability for Brokers’ Fees. Purchaser will not, directly or indirectly, have any responsibility, liability, or expense, as a result of undertakings or agreements of Seller or any of its Affiliates, for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

(o) Compliance with Laws. For the five (5) years prior to the Execution Date, the Property has been owned and operated in material compliance with, all Applicable Laws (other than Environmental Laws, which are exclusively addressed in Section 4.1(j) and Taxes, which are exclusively addressed in Section 4.1(l)), except for prior instances of material non-compliance that have been fully and finally resolved to the satisfaction of all Governmental Authorities having jurisdiction over such matters. Other than Environmental Laws (which are exclusively addressed in Section 4.1(j)) and Taxes (which are exclusively addressed in Section 4.1(l)), Seller has not received any notice of a material violation or default with respect to any Applicable Laws or any decision, ruling, order, or award of any Governmental Authority or arbitrator applicable to the Property.

(p) Contracts; Surface Agreements; Surface Rights.

(i) The Contracts, Surface Agreements and Surface Rights are valid, binding and in full force and effect, and neither Seller nor, to Seller’s Knowledge, the counterparty to such Contracts, Surface Agreements and Surface Rights are in material breach thereof, and there are no (i) claims of default under such Contracts, Surface Agreements or Surface Rights pending or, to Seller’s Knowledge, threatened in writing against Seller or (ii) to Seller’s Knowledge, events that, with or without notice or passage of time or both, would result in a material default thereunder. The Property has been operated in material compliance with the terms and conditions of such Contracts, Surface Agreements and Surface Rights.

(ii) Schedule 4.1(p)(ii) contains a complete list of all Contracts, Surface Agreements and Surface Rights which are binding upon or which could result in liens or encumbrances upon the Property at Closing, true, correct and complete copies of which (including any and all amendments and supplements thereto) have been provided to Purchaser or are filed of record prior to the Execution Date. Seller has not assigned any rights under the Contracts, the Surface Agreements or Surface Rights to any third Person.

(iii) Except pursuant to any Permitted Encumbrances, no royalties, rentals, throughput fees, or other similar payments are owed to any third Persons under any of the Contracts, Surface Agreements, or Surface Rights. All persons entitled to receive any such payments from Seller arising out of the Property has been duly and properly paid.

(q) Insurance. Schedule 4.1(q) sets forth (a) a summary of all insurance policies held by Seller covering the Property, save and except for title insurance policies (the insurance policies summarized therein, the “Insurance Policies”), and (b) a list of all claims incurred under the Insurance Policies for the period of Seller’s ownership thereof. The Insurance Policies are in full force and effect, and the policyholders are in compliance in all material respects with the terms thereof. There is no claim pending under any of the Insurance Policies as to which coverage with respect to the policyholder or insured party has been denied or disputed by the underwriters or issuers of such Insurance Policies.

(r) Capital Commitments. There are no (i) outstanding authorizations for expenditures or similar requests or invoices for funding or participation under any Contract or other agreement that is binding on Seller with respect to the Property or (ii) capital projects in process for which all of the activities anticipated for such project are not expected to be completed by the Closing Date, in each case, that are binding on any of the Property (or the owner thereof) and could reasonably be expected to result in capital expenditures by Purchaser, after the Closing Date, in excess of $50,000.

(s) Financial Reports. Schedule 4.1(s) contains true, correct and complete copies of the unaudited balance sheet, income statement and consolidated statements of operations of Seller as of and for the eighteen (18) months ended September 30, 2024. The financial statements present fairly, in all material respects, the consolidated financial position, results of operations, members’ equity and cash flows of Seller with respect to the Property as of the dates set forth therein and for the periods covered thereby, and were prepared from, and are consistent with, the books and records of Seller in accordance with GAAP (except, in the case of unaudited financial statements, for the absence of footnotes and any year-end adjustments), consistently applied except as otherwise noted therein.

(t) Operating Reports. Schedule 4.1(t) contains true, correct and complete copies of all fresh Water volumes supplied from the Property and all produced Water volumes transported on the Property or injected into disposal wells located on the Property, in each case on a monthly basis for all periods between October 1, 2023 and September 30, 2024.

All references in this Agreement and/or in any other document or instrument executed by Seller in connection with or pursuant to this Agreement, to “Seller’s Knowledge” shall refer to facts within the actual knowledge of the individuals set forth on Schedule 4.1 without duty of inquiry.

4.2 Purchaser’s Representations and Warranties. As of the Execution Date, Purchaser represents and warrants to Seller, which representations and warranties are also deemed to be made on and as of the Closing Date, as follows:

(a) Organization and Authority. Purchaser has been duly organized and is validly existing as a Delaware limited liability company, in good standing in the State of Delaware and is qualified to do business in the state in which the Property is located. Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.

(b) Conflicts and Pending Action. There is no agreement to which Purchaser is a party or to Purchaser’s Knowledge binding on Purchaser that is in conflict with any of the Transaction Documents. Assuming the expiration of the waiting period under the HSR Act, there is no action or proceeding pending or, to Purchaser’s Knowledge, threatened against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under any of the Transaction Documents.

(c) OFAC. Neither Purchaser nor any of its Affiliates, nor any of their respective partners, members, shareholders, officers, directors, employees, or other Representatives, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC, including those named on the List or under the Executive Order or any other governmental action.

(d) Litigation. There are no actions, suits, demands, investigations or proceedings pending, or threatened in writing before any Governmental Authority or arbitrator that are reasonably likely to materially impair Purchaser’s ability to perform its obligations under this Agreement or any other Transaction Document or prohibit, enjoin, impair, or restrain the transactions contemplated by this Agreement or any other Transaction Document.

(e) Financing. As of the Closing, Purchaser will have sufficient cash, available lines of credit, or other sources of immediately available funds (in Dollars) to enable it to pay the Purchase Price at the Closing. Subject to the other covenants and conditions of the Parties in this Agreement, Purchaser’s obligations under this Agreement and the other Transaction Documents are not in any way contingent upon or otherwise subject to Purchaser’s consummation of any Financing.

(f) Consents. No consent of any third Person or Governmental Authority (other than approval under the HSR Act) is necessary to consummate the transaction contemplated by the Transaction Documents that will not be obtained prior to Closing.

(g) Bankruptcy. Purchaser has not (i) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any Applicable Law relative to bankruptcy, insolvency or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its property, or (iii) made an assignment for the benefit of creditors.

All references in this Agreement and/or in any other document or instrument executed by Purchaser in connection with or pursuant to this Agreement, to “Purchaser’s Knowledge” shall refer to facts within the actual knowledge of the individuals set forth on Schedule 4.2 without duty of inquiry.

4.3 Seller Interim Covenants. Seller covenants with Purchaser that, between the Execution Date and the Closing Date:

(a) Maintenance and Operations. Seller shall:

(i) cause the Property to be maintained and operated in material compliance with all Applicable Laws and in the ordinary course, consistent with past practices, including using commercially reasonable efforts to maintain the Insurance Policies;

(ii) obtain Purchaser’s prior written approval prior to any future expenditures and entering into any proposed contracts and agreements (including any rights of way, easements, other types of burdens) relating to the Property, including amending, renewing, terminating or otherwise altering the same; provided, however, that Seller may terminate the Specified Agreements in accordance with Section 7.6(i);

(iii) not enter into any agreement or arrangement transferring, selling, or encumbering any of the Property or grant any preferential right or other similar right to purchase any property to any third Person;

(iv) obtain Purchaser’s prior written approval to enter into, terminate or amend any contract relating to the Property which would be binding upon Purchaser or the Property following Closing;

(v) not knowingly use, occupy, or allow the use or occupancy of the Property in any manner that violates any Applicable Laws or restrictive covenants;

(vi) maintain the Property (or cause it to be maintained) in substantially similar condition and repair as exists on the Execution Date, except for normal wear and tear;

(vii) not knowingly allow or permit the introduction, spillage, release, discharge, use, storage or disposal of any Hazardous Materials onto or from the Property in contravention of Applicable Laws or any Contracts, Surface Agreements or Surface Rights;

(viii) promptly (and in no event more than two (2) Business Days) upon obtaining notice of any casualty event, provide Purchaser with written notice of such casualty event;

(ix) not enter into any agreements or commitments to any third Persons for any post-Execution Date expenditures in excess of [***] in the aggregate, including Property Costs, that could reasonably be expected to give rise to a lien or Encumbrance upon the Property without the prior written consent of Purchaser; “Property Costs” means operating expenses (including costs of insurance) and capital expenditures incurred in the ownership and operation of the Property in the ordinary course of business; provided that “Property Costs” shall not include obligations and liabilities attributable to (a) personal injury or death, property damage, or violation of Applicable Law, (b) taxes or (c) the remediation of any Environmental Liabilities, including obligations to remediate any contamination of groundwater, surface water, soil, sediments, or personalty under applicable Environmental Law.

(x) at Purchaser’s request, reasonably cooperate with Purchaser, at Purchaser’s sole cost and expense, with respect to obtaining third Person financing for the unadjusted Purchase Price, including providing Purchaser and its Representatives reasonable access to knowledgeable personnel of Seller to answer questions and review the due diligence materials;

(xi) provide updated operating and accounting records with respect to the Property on a monthly basis within forty-five (45) days following the end of the applicable month; provided that Seller shall not be required to create new records in connection therewith;

(xii) in the event Seller comes into possession, custody or control of any additional Property Information following the Execution Date, promptly (but no more than three

(3) Business Days after coming into such possession, custody or control) deliver such additional Property Information to Purchaser;

(xiii) not, and Seller shall cause its Affiliates and each of its directors, managers, executives, officers, employees, equity holders and Representatives not to, directly or indirectly, (i) enter into any agreement, discussion, or negotiation with (and each such Person will terminate any existing discussions or negotiations with) or (ii) solicit, initiate, entertain, consider, or respond to any inquiries or proposals from, any Person, with respect to any transaction which contemplates any direct or indirect transfer, sale, assignment, or change of control of all or any portion of the Property; provided that the foregoing shall not restrict Seller from responding to any inquiry to inform the Person making the inquiry that Seller is not permitted to discuss the matter. For the avoidance of doubt, this Section 4.3(a)(xiii) shall not apply to any transaction relating to assets that do not constitute part of the Property;

(xiv) not commit to do any of the foregoing in subsections (i)-(xiii); and

(xv) as contemplated by Section 4.3(f), all items constituting part of the Property that are owned or held by Affiliates of Seller on the Execution Date shall be assigned by such Affiliate(s) to Seller at least five (5) Business Days prior to Closing, with Seller to promptly provide fully-executed and recorded copies of the same to Purchaser.

(b) Notification of Litigation. Seller will promptly notify Purchaser of any litigation or administrative proceeding, of which Seller becomes actually aware, which would be reasonably likely to have a material adverse effect on the Property or the use or operation thereof or the ability of Seller to perform its obligations under the Transaction Documents.

(c) Notification of Condemnation. Seller will promptly notify Purchaser of any actual knowledge regarding the threat, in writing, of the potential institution of any proceedings for the condemnation of the Property, or any portion thereof.

(d) Notification of Violation of Laws. Seller will promptly provide to Purchaser copies of any written notices which Seller receives from any governmental authority with respect to the alleged violation of any Applicable Laws relating to the Property.

(e) No Lien or Assignment. Seller will not prior to Closing, without the prior written consent of Purchaser, create, place or permit to be created or placed, or through any act or failure to act, acquiesce in the placing of, or allow to remain, any deed of trust, mortgage, voluntary or involuntary lien, whether statutory, constitutional or contractual (except for the lien for ad valorem taxes on the Property that is a Permitted Encumbrance), security interest, encumbrance or charge, or conditional sale or other title retention document, against or covering the Property, or any part thereof, other than the Permitted Encumbrances, which would be binding upon Purchaser or the Property following Closing.

(f) Affiliate Arrangements. Seller shall, prior to Closing, take (or cause to be taken) all actions necessary to terminate all contracts or arrangements to the extent relating to the Property (other than the Surface Agreements and Seller’s governing documents) between (a) Seller, on the one hand and (b) any of Seller’s Affiliates, on the other hand (collectively, the “Affiliate Arrangements”) and pay all amounts due thereunder such that Purchaser will have no liability or obligation at or following the Closing under any Affiliate Arrangement. Notwithstanding anything to the contrary in this Agreement, to the extent that any of Seller’s Affiliates own an interest in or hold any property or asset that would constitute “Property” under Section 1.1 if such property or asset were owned, leased or held by Seller (other than, for the avoidance of doubt, the Excluded Property), such property or asset (and such Affiliate’s interest therein) shall constitute “Property” for all purposes of this Agreement. Notwithstanding anything to the contrary in this Agreement, to the extent that any of Seller’s Affiliates (a) own an interest in or hold or possess any Property, (b) perform functions, obligations or exercise rights on behalf of Seller with respect to any Property, (c) possess any Property or possess or have access to any relevant information or documentation regarding any Property or any matter referred to in this Agreement, or (d) take or fail to take actions that would be subject to this Agreement if taken or not taken by Seller, then (x) references to Seller in this Contract (including, for the avoidance of doubt, Seller’s obligation to convey such Property to Purchaser at Closing) shall include each such Affiliate, (y) Seller shall cause such Affiliate(s) to take (or refrain from taking) the action required to be taken (or required not to be taken, as applicable) by Seller under this Agreement, and (z) any breach by such an Affiliate shall such be a breach of this Agreement by Seller.

(g) Financing Cooperation.

(i) Seller agrees to, and shall use commercially reasonable efforts to cause its Affiliates and their respective Representatives to, provide such assistance as is reasonably requested by Purchaser with reasonable prior notice in connection with any arrangement, marketing, syndication and consummation of any financing or offering that may be arranged by Purchaser to the extent deemed necessary or advisable by Purchaser to fund any portion of the Purchase Price (“Financing”) (provided that such requested assistance does not unreasonably interfere with the ongoing business or operations of Seller or its Affiliates and their respective Representatives), including, for the avoidance of doubt, providing audited financial statements that would satisfy the condition precedent set forth in Section 6.3(b).

(ii) Notwithstanding anything to the contrary contained in this Section 4.3(g), nothing in this Section 4.3(g) shall require any such cooperation to the extent that it would (A) require Seller or its Affiliates or any of their respective Representatives, as applicable, to agree to pay any commitment or other similar fees or reimburse any expenses, or incur any liability or give any indemnities, (B) require Seller or its Affiliates or any of their respective Representatives to provide any information that is not reasonably available to Seller, its Affiliates, or either of their Representatives, (C) require Seller or its Affiliates or any of their respective Representatives to take any action that will conflict with or violate such Persons’ organizational documents, as applicable, or any Applicable Laws or result in a violation or breach of, or default under, any agreement, contract or instrument with a non-Affiliate to which such Person, as applicable, is a party, result in any officer or director of any such Person incurring any personal liability with respect to any matters relating to the Financing, or (D) cause (or could reasonably likely cause) any representation or warranty in this Agreement to be breached, or cause any condition to the Closing to fail to be satisfied or otherwise cause any breach of this Agreement. Except in the case of gross negligence, willful misconduct or fraud, all of the information provided by Seller and its Affiliates and each of their respective Representatives pursuant to this Section 4.3(g) is given without any representation or warranty, express or implied, and Seller and its Affiliates and each of their respective Representatives shall have no liability or responsibility with respect to any such representation or warranty. Purchaser shall, promptly upon request by Seller, reimburse Seller and its Affiliates and each of their respective Representatives for all reasonable and documented out-of-pocket costs incurred by such Persons in connection with the cooperation contemplated by this Section 4.3(g) (including legal and accounting fees); and shall indemnify and hold harmless Seller and its Affiliates and each of their respective Representatives from and against any and all Damages suffered or incurred by such Persons arising from the cooperation provided by such Persons pursuant to this Section 4.3(g) (other than to the extent such liabilities arise from the fraud, willful misconduct or gross negligence of Seller or its Affiliates or any of their respective Representatives) and any information utilized in connection therewith.

(iii) Notwithstanding anything in this Agreement to the contrary (A) Seller shall not be deemed to be in breach of the covenants set forth in this Section 4.3(g) so long as Seller has acted in good faith, (B) it is understood and agreed that the condition precedent set forth in Section 6.3(b), solely as applied to Seller’s obligations under this Section 4.3(g), shall be deemed to be satisfied unless the Financing has not been obtained as a direct result of Seller’s fraud, gross negligence, or willful misconduct, and (C) subject to the Parties’ other covenants and conditions in this Agreement, in no event will Purchaser’s obligations under this Agreement be contingent or conditioned upon obtaining the Financing or other arrangement for financing, and the failure of Purchaser to obtain any portion of the Financing shall not be used by Purchaser as a basis to (x) terminate this Agreement pursuant to Section 6.5 or prevent the consummation of the transactions contemplated herein, or (y) assert failure of a condition to Closing to be satisfied.

4.4 From and after Closing, except for any rights of Purchaser arising from the Exclusions, Purchaser RELEASES and forever discharges Seller Group from and against any and all Damages in any way arising out of or connected with the known or unknown Condition of the Property (including any contamination in, on, under or adjacent to the Property by any hazardous or toxic substance or material), or any Applicable Laws or applicable Environmental Laws. The foregoing applies regardless of any negligence or strict liability of Seller Group, but excluding the fraud of such foregoing Persons. As used in this Agreement, the “Condition of the Property” means any and all use, condition, title, occupation or management of the Property, compliance with Applicable Laws, or the Environmental Condition of the Property, but excluding the Exclusions.

4.5 The provisions of this Article will survive the delivery of the Special Warranty Deed (as defined below) and the Transaction Documents and will bind and inure to the benefit of the Parties, their heirs, successors and assigns.

Article V
Title and Survey Review

5.1 Seller shall use commercially reasonable efforts to cause the Title Company (or such other party as identified below) to deliver the following to the Parties on or before twenty (20) days after the Execution Date:

(a) A TLTA Commitment for an Owner’s Policy of Title Insurance covering 100% fee simple interest in the Land (subject to the Permitted Encumbrances and the standard exceptions thereto) issued by the Title Company (the “Title Commitment”). The Title Commitment will set forth the status of title to the Land and will show all encumbrances and other matters, if any, relating to such property;

(b) Legible copies of all documents referred to in the Title Commitment, including plats, reservations, restrictions, and easements; and

(c) UCC search of Seller in Reeves and Pecos Counties and with the Texas Secretary of State.

5.2 Title Objection Process.

(a) All costs and expenses associated with securing the Title Commitment, and the Owner’s Policy of Title Insurance related thereto, in connection with the transactions contemplated by this Agreement shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by Seller.

(b) Within [***] days of Purchaser’s receipt of the Title Commitment (the “Objection Deadline”), Purchaser shall notify Seller and the Title Company in writing of any exceptions to title shown in the Title Commitment that are objectionable to Purchaser (“Title Objections”).

(c) If Purchaser timely gives notice of its Title Objections, then Seller shall, at its sole cost and expense: (i) cure such Title Objections; (ii) cause the Title Commitment to be amended to reflect such cured matters; and (iii) give Purchaser a written response concerning such Title Objections, in all cases, within fifteen (15) days after receiving the objection notice from Purchaser (such period of time, the “Cure Period”). Seller shall keep Purchaser informed regarding its efforts to cure any Title Objection, and Seller shall promptly (and in any event within one (1) Business Day) inform Purchaser in writing of the curing of any Title Objection (which writing shall include true and correct copies of the relevant documents establishing that such Title Objection has been cured). If Seller has not cured the applicable Title Objections or does not respond during the applicable Cure Period, then Purchaser is entitled either:

(i) to terminate this Agreement by written notice (email being sufficient) to Seller and Title Company at any time within [***] days after the expiration of the Cure Period; and upon termination pursuant to this Section 5.2(c)(i), Title Company shall return the Earnest Money (less the Independent Consideration) to Purchaser, and thereafter, except for obligations that accrued prior to the effective date of termination or that expressly survive the termination of this Agreement, neither Party will have any further rights or obligations under this Agreement; or

(ii) to waive the applicable Title Objections and consummate the purchase of the Property, subject to such Title Objections, which Title Objections will be deemed to be Permitted Encumbrances with respect to the applicable Property, as the case may be.

(d) If the Title Commitment is updated prior to Closing and such updated Title Commitment raises exceptions to title that are not Permitted Encumbrances (as defined below) that were not caused by Purchaser (collectively, “Additional Title Objections”), then Purchaser shall notify Seller of the same not later than [***] days after Purchaser receives the updated Title Commitment (“Additional Objection Deadline”). If Purchaser timely gives notice of its Additional Title Objections, then Seller shall, at its sole cost and expense: (i) cure such Additional Title Objections; (ii) cause the Title Commitment to be amended to reflect such cured matters; and (iii) give Purchaser a written response concerning such Additional Title Objections, in all cases, within [***] days after receiving the objection notice from Purchaser (such period of time, the “Additional Objection Cure Period”). Seller shall keep Purchaser informed regarding its efforts to cure any Additional Title Objection, and Seller shall promptly (and in any event within one (1) Business Day) inform Purchaser in writing of the curing of any Additional Title Objection (which writing shall include true and correct copies of the relevant documents establishing that such Additional Title Objection has been cured). If Seller has not cured the applicable Additional Title Objections or does not respond during the applicable Additional Objection Cure Period, then Purchaser is entitled either:

(i) to terminate this Agreement by written notice (email being sufficient) to Seller and Title Company at any time within [***] days after the expiration of the Cure Period; and upon termination pursuant to this Section 5.2(d)(i), Title Company shall return the Earnest Money (less the Independent Consideration) to Purchaser, and thereafter, except for obligations that accrued prior to the effective date of termination or that expressly survive the termination of this Agreement, neither Party will have any further rights or obligations under this Agreement; or

(ii) to waive the applicable Title Objections and consummate the purchase of the Property, subject to such Title Objections, which Title Objections will be deemed to be Permitted Encumbrances with respect to the applicable Property, as the case may be.

(e) Permitted Encumbrances. The term “Permitted Encumbrances” shall mean: (a) all matters that are shown in the Title Commitment and/or disclosed on the Purchaser Survey (if obtained), other than Monetary Liens, (b) the standard exceptions to title set forth in the Title Commitment and/or the Title Company’s standard form of title insurance policy, other than those standard exceptions that the Title Company agrees to remove or insure over at Closing, (c) zoning laws and ordinances and land use regulations, (d) tenants in possession under the Surface Agreements in effect as of the Closing, as tenants only and without any right or option to purchase, (e) all liens for Taxes, assessments, or other similar governmental charges (i) that are not yet due and payable (taking into account extensions that do not result in the imposition of a penalty) with respect to the Property or (ii) that are being contested in good faith in appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP, (f) the terms and provisions of the Surface Use Agreements (as defined below), and (g) mineral severances and rights of mineral lessees to utilize the Property of record as of the Execution Date, in each case, to the extent not timely objected to by Purchaser prior to the applicable Objection Period provided herein or waived by Purchaser in the manner herein. “Monetary Liens” means any mortgages, deeds of trust, security instruments and any other monetary liens or encumbrances incurred by or on behalf of Seller encumbering the Property or any portion thereof that can be removed with the payment of money.

5.3 Condition to Closing. As a condition to Purchaser’s obligation to close, the Title Company shall issue or unconditionally commit to issue (a) to Purchaser a TLTA Owner’s Policy of Title Insurance (the “Title Policy”), issued by the Title Company in the amount of the Purchase Price, insuring Purchaser as owner of the Property subject only to the Permitted Encumbrances, and (b) a Lender’s Policy of Title Insurance (the “Lender Policy”) in favor of Texas Capital Bank, as administrative agent under that certain Credit Agreement dated July 3, 2023 by and among Purchaser, various guarantors, Texas Capital Bank, for itself and as contractual representative for the lenders from time to time party thereto, and such lenders.

5.4 Land Description. Upon Seller’s and Purchaser’s written approval of the legal description of the Land that was prepared as part of the Title Commitment, such legal description shall be substituted as the new legal description in applicable exhibits to this Agreement and shall be used in all of the documents set forth in this Agreement that require a legal description of the Land.

Article VI
Conditions To Closing; Form of Deed; Reservations; Closing Documents

6.1 Special Warranty Deed. At Closing, Seller will transfer Seller’s interest in the Property (less any Excluded Property) to Purchaser by special warranty deed, subject only to the Permitted Encumbrances. The special warranty deed shall be in the form attached as Exhibit D (the “Special Warranty Deed”), provided, however, that if and to the extent that any of the Permitted Encumbrances requires the recitation or incorporation in any deed of any provisions of such Permitted Encumbrances, the Special Warranty Deed may conform to such requirements.

6.2 Seller Closing Conditions. Seller’s obligations to consummate the sale of the Property pursuant to the terms of this Agreement are subject to and conditioned upon the following:

(a) Purchaser’s Representations and Warranties. Each of the representations and warranties made by Purchaser herein shall be true and correct in all respects as of the Closing Date (unless such representation or warranty is made on and as of a specific date, in which case it shall be true and correct in all respects as of such date).

(b) Performance by Purchaser. Purchaser shall have performed in all material respects all obligations and covenants which it is required to perform on or before the Closing Date pursuant to the provisions of this Agreement.

(c) No Injunctions. The transactions contemplated under this Agreement to be effected on the Closing Date shall not have been restrained or prohibited by any injunction or order or judgment rendered by any Governmental Authority and no proceeding shall have been instituted and be pending in which any creditor of Purchaser or any other person seeks to restrain such transactions or otherwise to attach any of the Property, provided that any such proceeding or action contemplated by this Section 6.2(c) shall not be deemed to include any proceeding or action brought by, through or under Seller.

6.3 Purchaser Closing Conditions. Purchaser’s obligations to consummate the acquisition of the Property pursuant to the terms of this Agreement are subject to and conditioned upon the following:

(a) Seller’s Representations and Warranties. Each of the representations and warranties made by Seller herein shall be true and correct in all material respects as of the Closing Date (unless such representation or warranty is made on and as of a specific date, in which case it shall be true and correct in all respects as of such date, and unless such representation or warranty is a Fundamental Representation, in which case such Fundamental Representation shall be true and correct in all respects as of the Closing Date). Notwithstanding anything to the contrary set forth herein, in the event that a material breach of a representation or warranty by Seller has occurred and to the extent that Seller and Purchaser mutually agree that such breach is curable with the payment of monetary funds, Seller shall have the option (but not the obligation), subject to Purchaser’s consent (which may not be unreasonably withheld, conditioned or delayed), to cure such misrepresentation or warranty by providing a credit in favor of Purchaser to the Purchase Price.

(b) Audited Financials. Seller shall have provided Purchaser with AICPA-audited financial statements and accompanying footnotes associated with the Property for the nine (9) months ending September 30, 2024 at least five (5) Business Days prior to Closing.

(c) Performance by Seller. Seller shall have performed in all material respects all obligations and covenants which Seller is required to perform on or before the Closing Date pursuant to the provisions of this Agreement.

(d) No Injunctions. The transactions contemplated under this Agreement to be effected on the Closing Date shall not have been restrained or prohibited by any injunction or order or judgment rendered by any Governmental Authority and no proceeding shall have been instituted and be pending in which any creditor of Seller or any other person seeks to restrain such transactions or otherwise to attach any of the Property, provided that any such proceeding or action contemplated by this Section shall not be deemed to include any proceeding or action brought by, through or under Purchaser.

6.4 HSR. Notwithstanding anything in this Agreement to the contrary, neither Seller nor Purchaser shall be obligated to close the transaction contemplated by this Agreement unless and until Purchaser shall have obtained from all applicable Governmental Authorities any requisite approvals or clearances, including, if applicable, the expiration of the waiting period under the HSR Act, necessary for the transactions contemplated hereby to lawfully proceed to Closing; provided that Seller and Purchaser shall use their respective reasonable best efforts to take, or cause to be taken (including by their respective Affiliates), any and all steps and to make, or cause to be made (including by their respective Affiliates), any and all appropriate undertakings reasonably necessary to resolve such objections, if any, that a Governmental Authority may assert under the HSR Act with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under Applicable Law that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby, in each case, so as to enable the Closing to occur as promptly as practicable; provided further, that neither Party nor any of its respective Affiliates are obligated to (a) divest any assets or (b) enter into or agree to any consent decree or other restriction on such Party’s ongoing business operations following the Closing, in each case, in order to solve any such objection or eliminate any such impediment. If the expiration or early termination of the waiting period under the HSR Act has not occurred by the end of the review period (including any extended review period requested by a Governmental Authority), the Closing Date shall automatically be extended to five (5) Business Days after the expiration of the waiting period under the HSR Act.

6.5 Termination. This Agreement may be terminated as follows:

(a) by Seller pursuant to Section 3.6;

(b) by Purchaser pursuant to Section 5.2(c) or Section 5.2(d);

(c) by Purchaser pursuant to Section 7.3 or Section 7.4(b);

(d) by Seller pursuant to Section 7.5(b);

(e) by Purchaser pursuant to Section 12.1;

(f) at any time before the Closing Date, at the option of either Party, by written notice to the other Party, if any Applicable Law or final order of any Governmental Authority restrains, enjoins or otherwise prohibits the consummation of any of the transactions contemplated by this Agreement;

(g) by Seller, if Purchaser breaches in any material respect any of its representations or warranties contained in this Agreement or breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to Seller’s obligations to consummate the transactions contemplated hereby set forth in Section 6.2 not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to Purchaser by Seller, cannot be cured or has not been cured by the later of the Outside Date or ten (10) Business Days after the delivery of such notice;

(h) by Purchaser, if Seller breaches in any material respect any of its representations or warranties contained in this Agreement or Seller breaches or fails to perform in any material respect any of its covenants contained in this Agreement, in each case, which breach or failure to perform (i) would render a condition precedent to Purchaser’s obligations to consummate the transactions contemplated hereby set forth in Section 6.3 not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to Seller by Purchaser, cannot be cured or has not been cured by the later of the Outside Date or ten (10) Business Days after the delivery of such notice;

(i) subject to any extension of the Outside Date pursuant to Section 7.1, by Seller or Purchaser at any time after the Outside Date, if the Closing has not occurred for any reason;

(j) by mutual written agreement of the Parties.

Notwithstanding the foregoing subsections (a) through (j) hereof, neither Seller nor Purchaser shall be entitled to terminate this Agreement under such subsections (a) through (j) if such Party seeking termination is then in breach of any of its representations, warranties or covenants set forth in this Agreement, and such breach would or does, assuming Closing were to occur on the proposed date of termination, result in the failure to fulfill any condition expressly set forth herein.

6.6 Effect of Termination.

(a) If this Agreement is validly terminated pursuant to Section 6.5 prior to the Closing, other than for any breach of Section 4.3(a)(xiii), this Agreement shall become void and of no further force or effect, provided that, notwithstanding anything herein to the contrary, this Section 6.6 will survive any such termination.

(b) Upon the failure by a Party to perform any obligation that is required to be performed on or prior to the Closing Date, the non-breaching Party may, in addition to terminating this Agreement as provided in Section 6.5, pursue any other express rights or remedies available under this Agreement.

(c) If this Agreement is terminated prior to the Closing in accordance with Section 6.5(d), or Section 6.5(g), all of the Earnest Money will be released to Seller; provided that Seller shall not be entitled to the Earnest Money if Seller is then in breach of this Agreement in accordance with Section 6.5(h).

(d) Notwithstanding Section 6.6(c), all of the Earnest Money, less the Independent Consideration, will be returned to Purchaser if this Agreement is terminated in accordance with Section 6.5(a), Section 6.5(b), Section 6.5(c), Section 6.5(e), Section 6.5(f), Section 6.5(h), or Section 6.5(i); provided that Purchaser shall not be entitled to the Earnest Money if Purchaser is then in breach of this Agreement in accordance with Section 6.5(g).

(e) Notwithstanding the foregoing, if this Agreement is terminated pursuant to Section 6.5(j), then the remission of the Earnest Money shall be determined as set forth in such mutual agreement of the Parties.

(f) The Parties agree that the Parties’ damages in the event of termination are difficult to ascertain and that return or receipt of the Earnest Money, as applicable, is a fair approximation of the Parties’ damages.

Article VII
Closing - Default

7.1 Closing (the “Closing”) will occur on December 17, 2024 (the “Target Closing Date”), or such other date as may be mutually agreed upon by the parties (the Target Closing Date or such other date, as applicable, the “Closing Date”) at the Title Company (provided either party may elect to close in escrow), as such date may be extended by Seller or Purchaser pursuant to an express provision of this Agreement; provided, however, that in the event that Seller has commenced curing a Title Objection or Additional Title Objection pursuant to Section 5.2(c) and such curative work has not been completed by the Closing Date, then the Closing Date shall be extended until the date that is five (5) Business Days following the earlier of (x) Seller’s completion of (or election to terminate) such curative work or (y) the end of the Cure Period or Additional Objection Cure Period, as applicable; provided further, however, that in no event shall the Closing be delayed beyond the date that is [***] days after the Closing Date (the “Outside Date”); except the Outside Date shall be extended to the date that is the later of (a) five (5) Business Days following resolution of any matters subject to Section 3.7 and (b) five (5) Business Days following final approval by Governmental Authority in relation to the HSR Act or expiration of applicable waiting period under the HSR Act in accordance with Section 6.4 but in any event, no later than January

31, 2025. The Closing shall occur by means of a so-called “New York Style Closing” (i.e., meaning the concurrent delivery of the documents required to be delivered under this Article VII, delivery of all Transaction Documents and the payment of the Purchase Price). All Transaction Documents or other deliveries required to be made by Purchaser or Seller at Closing, and all transactions required to be consummated concurrently with Closing, shall be deemed to have been delivered and to have been consummated simultaneously with all other transactions and all other deliveries, and no delivery shall be deemed to have been made, and no transaction shall be deemed to have been consummated, until all deliveries required by Purchaser and Seller shall have been made, and all concurrent or other transactions shall have been consummated. All Closing costs (other than taxes, which are allocated under Article IX) shall be paid as set forth below.

7.2 Target Closing Date Extension. If (i) Purchaser is unable to consummate the transactions contemplated by this Agreement on the Target Closing Date due to the inability to obtain Financing, (ii) all of Purchaser’s conditions precedent to closing set forth in Section 6.3 have been satisfied (other than any such condition that, by its nature, can only be satisfied at the Closing), or otherwise waived by Purchaser, and (iii) Seller is otherwise ready, willing, and able to proceed to Closing, then Purchaser shall have the right, by delivering prompt written notice to Seller, to extend the Target Closing Date ten (10) Business Days; provided that, in the event the expiration of applicable waiting period under the HSR Act occurs on or prior to December 17, 2024 and all other conditions precedent to closing set forth on Section 6.2 and Section 6.3 have been satisfied (other than any such condition that, by its nature, can only be satisfied at the Closing) or otherwise waived by the applicable Party, the Target Closing Date may not be extended beyond [***].

7.3 If during the period after the Execution Date and before the Closing (and after a reasonable time for Purchaser to review all diligence materials), either Purchaser or Seller obtains knowledge that any of the representations or warranties made herein by Seller are untrue, inaccurate or incorrect in any material respect (herein “Inaccurate Representations”), such Party shall provide the other Party written notice thereof within three (3) Business Days of obtaining such knowledge (but, in any event, prior to the Closing). In such event, for purposes of this section, Purchaser shall be deemed to have knowledge or to have obtained knowledge, as applicable, of (i) all matters that the persons listed on Schedule 4.2 have actual knowledge of, and (ii) all matters disclosed in any investigations, studies or reports prepared or conducted, by or on behalf of Purchaser, or by any Phase I or Phase II reports delivered to Purchaser. Seller shall attempt to cure such misrepresentation or breach, and either Party, shall, at its such Party’s option, be entitled to extend the Closing Date (for up to thirty (30) days) upon written notice to other Party for the purpose of such cure. Such notice shall be provided to the applicable Party within five (5) Business Days after the date written notice of the Inaccurate Representation is provided to the other Party. If Seller is unable to so cure any Inaccurate Representation, then Seller shall provide written notice no later than five (5) Business Days before Closing of such inability to cure the Inaccurate Representation, and Purchaser, as its sole remedy for the Inaccurate Representations shall elect either (x) to waive such Inaccurate Representation and consummate the transaction contemplated hereby without any reduction of or credit against the Purchase Price, or (y) to the extent such uncured Inaccurate Representation would render any of Purchaser’s conditions to consummate the transactions contemplated hereby set forth in Section 6.3 not capable of being satisfied, terminate this Agreement as provided in Section 6.5(h) and Section 6.6.

7.4 Subject to Section 7.3, if Seller fails to consummate the transaction contemplated by this Agreement by the Outside Date for any reason other than Purchaser’s default, failure of a condition precedent to Seller’s obligation to close or the permitted termination of this Agreement by Seller or Purchaser as expressly provided in Section 6.5, and Purchaser is otherwise ready, willing, and able to close and has performed all of its obligations hereunder prior to Closing, Purchaser may (a) exercise its right to specific performance of this Agreement pursuant to Section 15.11, or (b) terminate this Agreement as provided in Section 6.5 and Section 6.6, in which event, neither Seller nor Purchaser shall have any further obligations or liability hereunder other than those obligations that expressly survive termination. Except as provided in the foregoing sentence, Purchaser expressly waives its rights to seek damages or specific performance in the event of the failure of Seller to consummate the sale of the Property at Closing. In the event of such termination, neither Seller nor Purchaser will have any further liability hereunder other than those obligations which expressly survive termination. In no event shall Purchaser have any obligation whatsoever to extend the Closing Date for any reason if Seller fails to perform.

7.5 If Purchaser fails to consummate the transaction contemplated by this Agreement by the Outside Date for any reason other than Seller’s default, failure of a condition precedent to Purchaser’s obligation to close or the permitted termination of this Agreement by Seller or Purchaser as expressly provided in Section 6.5, and Seller is otherwise ready, willing, and able to close and has performed all of its obligations hereunder prior to Closing, Seller may (a) exercise its right to specific performance of this Agreement pursuant to Section 15.11, or (b) terminate this Agreement as provided in Section 6.5 and Section 6.6, in which event, neither Seller nor Purchaser shall have any further obligations or liability hereunder other than those obligations that expressly survive termination. Except as provided in the foregoing sentence, Seller expressly waives its rights to seek damages or specific performance in the event of the failure of Purchaser to consummate the purchase of the Property at Closing. In the event of such termination, neither Seller nor Purchaser will have any further liability hereunder other than those obligations which expressly survive termination. In no event shall Seller have any obligation whatsoever to extend the Closing Date for any reason if Purchaser fails to perform.

7.6 Seller Closing Deliverables. Subject to the terms and conditions of this Agreement, at Closing, Seller shall deliver to Purchaser the following:

(a) joint written instructions to the Title Company to release the Purchase Price and the Earnest Money to Seller;

(b) the Title Policy covering (i) the fee simple interest in the Land, issued by Title Company to Purchaser, in the amount of the unadjusted Purchase Price, insuring that after the completion of the Closing, Purchaser is the owner of fee simple title to the Land, subject only to the Permitted Encumbrances and the standard exceptions thereto; however, the standard printed exceptions for (i) parties in possession, (ii) easements not shown of record, and (iii) liens for labor or materials shall be deleted;

(c) executed originals of the Special Warranty Deed;

(d) an IRS Form W-9 for Seller;

(e) a certificate duly executed by an authorized officer of Seller, dated as of the Closing Date, certifying on behalf of Seller that the conditions set forth in Section 6.3(a) through Section 6.3(c) have been fulfilled;

(f) executed originals of the Surface Use Agreement in the form attached hereto as Exhibit E-1 (the “VTX Surface Use Agreement”);

(g) executed originals of the Surface Use Agreement in the form attached hereto as Exhibit E-2 (the “SWS Surface Use Agreement” and, together with the VTX Surface Use Agreement, the “Surface Use Agreements”);

(h) executed originals of the minimum payment side letter in the form attached hereto as Exhibit F (the “Side Letter”);

(i) written evidence of the termination of the contracts listed on Schedule 7.6(i), to the extent such contracts are related to the Property (the “Specified Agreements”);

(j) evidence of the termination of the Affiliate Arrangements;

(k) an executed original Bill of Sale in the form attached hereto as Exhibit G (the “Bill of Sale”);

(l) evidence reasonably acceptable to the Title Company authorizing the consummation by Seller of the purchase and sale transaction contemplated hereby and the execution and delivery of the Transaction Documents on behalf of Seller;

(m) possession of the Property to Purchaser, to include all keys and other access devices in Seller’s possession;

(n) releases and terminations of any Encumbrances burdening the Property (other than the Permitted Encumbrances);

(o) such other documentation as may be reasonably required of Seller such that the Title Company can issue the Title Policy; and

(p) all other instruments, documents and other items reasonably necessary to effectuate the terms of this Agreement as may be reasonably requested by Purchaser.

7.7 Purchaser Closing Deliverables. Subject to the terms and conditions of this Agreement, at Closing, Purchaser shall deliver to Seller the following:

(a) joint written instructions to the Title Company to release the Purchase Price and the Earnest Money to Seller;

(b) the Purchase Price, less the Earnest Money that is applied to the Purchase Price, plus or minus applicable prorations (including any adjustment pursuant to Section 3.6), deposited by Purchaser with the Title Company in immediate, same day federal funds wired for credit into the Escrow Account at a bank satisfactory to Seller;

(c) executed counterpart originals of the Special Warranty Deed;

(d) a certificate duly executed by an authorized officer of Purchaser, dated as of the Closing Date, certifying on behalf of Purchaser that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been fulfilled;

(e) executed counterpart originals of the Surface Use Agreements;

(f) an executed counterpart original of the Side Letter;

(g) an executed counterpart original of the Bill of Sale; and

(h) all other instruments, documents and other items reasonably necessary to effectuate the terms of this Agreement as may be reasonably requested by Seller.

7.8 The Special Warranty Deed, Bill of Sale, and Memorandums for the Surface Use Agreements shall be recorded in the applicable real property records by the Title Company.

7.9 At Closing, each Party shall execute and deliver to the Title Company a settlement statement providing for the payment of the Purchase Price hereunder, subject to the prorations and other adjustments set forth in this Agreement, including those set forth in Section 9.3.

Article VIII
Section 1031 Exchange

8.1 Seller may consummate the sale of the Real Property as part of a so-called like kind exchange (the “Exchange”) pursuant to § 1031 of the Internal Revenue Code. Each Party hereby consents to the Exchange, if elected by Seller, and to take all reasonable actions reasonably necessary to effectuate the same.

8.2 If the Seller elects to consummate the sale of the Real Property as an Exchange, Seller shall provide notice of same to Purchaser at least five (5) days prior to the Closing Date and shall provide to Purchaser drafts of any documents that Purchaser is required to execute in order for Purchaser to have adequate time to review the same. Additionally, the Earnest Money and, at Closing, the Purchase Price shall be deposited with a qualified intermediary (within the meaning of Treasury Regulations Section 1.1031(k)-1(g)(4) or person facilitating a like-kind exchange under Revenue Procedure 2000-37 selected by Seller (the “Exchange Agent”)). Seller may effect its Exchange through an assignment of its rights (but not its obligations) under this Agreement to the Exchange Agent. Purchaser further agrees to execute any and all documents (subject to the reasonable approval of Purchaser’s counsel) as are reasonably necessary in connection with the Exchange. Seller shall have the right to adjourn the Closing (without penalty, charge, or prejudice) to the extent necessary to facilitate the consummation or accomplishment of the Exchange.

8.3 Neither Party shall, by this Agreement or acquiescence to an Exchange desired by Seller, have its rights or obligations under this Agreement affected or diminished in any manner.

Article IX
Prorations; Closing Costs

9.1 Tax Allocation.

(a) Straddle Period Allocation. Purchaser shall be responsible for all taxes payable with respect to the Property that relate to a taxable period (or portion thereof) beginning on or after the Closing Date. With respect to a taxable period that includes, but does not end on, the Closing Date (each such period, a “Straddle Period”), (i) all real property taxes, personal property taxes, and similar ad valorem obligations levied or imposed with respect to the Property for a Straddle Period will be apportioned between Seller and Purchaser based on the number of days of such Straddle Period included in the period ending on (and including) the Closing Date and the number of days of such taxable period included in the period after the Closing Date and (ii) taxes (if any) other than taxes described in clause (i) of this sentence levied or imposed with respect to the Property shall be allocated using a “closing of the books” methodology as of the end of the Closing Date; provided that, (x) exemptions, allowances, or deductions that are calculated on an annual basis shall be allocated between the period ending on the Closing Date and the period beginning subsequent to the Closing Date in proportion to the number of calendar days in each period and (y) the taxable period in respect of a particular real property tax, personal property tax, or any other similar ad valorem obligation shall begin on the date on which ownership of the applicable asset gives rise to the liability for the particular tax and shall end on the day immediately prior to the next such applicable date. If Closing occurs before that year’s tax bills are available, the proration will be based on the most recent tax rate and assessment; provided, after the taxes for the year in which the Closing occurs are finally assessed, upon written demand, Purchaser shall refund to Seller any amount overpaid by Seller or Seller shall pay to Purchaser the amount of any deficiency in the proration in accordance with Section 9.4 (and without duplication of any amounts already taken into account under that section). For the avoidance of doubt, Purchaser shall be responsible for the payment of all ad valorem taxes (including, without limitation, all so-called “roll-back taxes”) which may be levied, assessed, charged or collected by any taxing authority with respect to any change of use of the Property occurring after Closing, whether such taxes or assessments are levied, assessed, charged or collected at Closing or thereafter, and shall be responsible for any incremental taxes that arise as a result of the sale of the Property but that would not have arisen had the sale not occurred (e.g., Purchaser shall be responsible for any and all revaluations). Purchaser shall be responsible for any stamp, deed, recording, or other similar transfer taxes (“Transfer Taxes”) payable as a result of the sale of all or any part of the Property to Purchaser.

(b) Tax Returns. Seller and Purchaser shall cooperate with one another in connection with: (i) the preparation and filing of any tax return with respect to Property, (ii) any tax claim or other third Person claim involving taxes with respect to the Property, and (iii) any other matter under this Agreement relating to taxes. Such cooperation will include the retention and the provision of records and information that are reasonably relevant to any such tax or tax matter and access to representatives on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller shall be entitled to prepare and file (or cause to be prepared and filed) all tax returns that are required by Applicable Laws to be filed in respect of the Property (or any portion thereof) for any taxable period ending at or prior to the Closing Date or for any Straddle Period, regardless of when due.

9.2 Closing Costs. Costs of closing this transaction will be allocated between Seller and Purchaser as follows:

(a) Seller Costs. Seller shall pay (i) 50% of the basic premium of the Title Policy (but not for extended coverage or any endorsements or modifications to the Title Policy) and (ii) the costs, if any, incurred by Seller in connection with the performance of its obligations under this Agreement.

(b) Purchaser Costs. Purchaser shall pay (i) 50% of the basic premium of the Title Policy, (ii) any premiums related to extended coverage or any endorsements or modifications to the Title Policy requested by Purchaser, (iii) the premium for the Lender Policy, (iv) the recording fees, (v) the cost of the Purchaser Survey, if obtained, (vi) any escrow fee or similar charges of Title Company, and (vii) the costs, if any, incurred by Purchaser in connection with the performance of its obligations under this Agreement.

(c) Other Costs. All other expenses incurred by Seller or Purchaser with respect to the Closing, including legal fees of Purchaser and Seller (except in the event of litigation), will be borne and paid exclusively by the Party incurring same, without reimbursement, except to the extent otherwise specified in this Agreement.

9.3 Revenues; Expenses. Seller shall be entitled to all revenues attributable to the Property for all time periods prior to and including the Closing Date, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Property for all time periods prior to and including the Closing Date. Purchaser shall be entitled to all revenues attributable to the Property for all time periods after the Closing Date, and shall be responsible for all Property Costs attributable to the Property for all time periods after the Closing Date. Revenue (including rental income actually collected) that cover a period that straddles the Closing Date shall be prorated and allocated for periods prior to, and after, the Closing.

9.4 Closing and Post-Closing Accounting Settlements. At least five (5) Business Days before the Closing, the Parties shall determine, based upon the best information reasonably available to them, the amount of the adjustments provided for in Sections 9.1 and 9.3 above. If the amount of adjustments so determined which would result in a credit to Purchaser exceed the amount of adjustments so determined which would result in a credit to Seller, Purchaser shall receive a credit, for the amount of such excess, against the Purchase Price to be paid at Closing, and, if the converse is true, Purchaser shall pay to Seller, at Closing (in addition to amounts otherwise then owed), the amount of such excess. On or before one hundred twenty (120) days after Closing, except for taxes as to which adjustments shall be made promptly after the tax bill for the year of Closing is received and no later than thirty (30) days thereafter, Purchaser and Seller shall review any additional information which may then be available pertaining to the adjustments provided for in Sections 9.1 and 9.3, shall determine if any additional adjustments (whether the same be made to account for taxes, revenues, or expenses not considered in making the adjustments made at Closing, or to correct errors made in such adjustments) should be made beyond those made at Closing, and shall make any such adjustments by appropriate payments from Seller to Purchaser or from Purchaser to Seller, as applicable. Each of Purchaser and Seller shall use its commercially reasonable efforts to share any information available to such Party with the other Party pertaining to the adjustments contemplated by Sections 9.1 and 9.3 and this Section 9.4. Should any additional items which would be the subject of adjustments provided for in Sections 9.1 and 9.3 above come to the attention of Purchaser or Seller after such adjustments in this section above are concluded, such adjustments shall be made promptly by appropriate payments from Purchaser to Seller or from Seller to Purchaser. The obligations of Seller and Purchaser under this Article IX shall survive the Closing.

Article X
Negotiations - Brokers And Finders

10.1 Negotiations relative to this transaction have been carried on by both Parties without the intervention of any Person that will give rise to any valid claim against either of the Parties hereto, for brokerage commission or other like payment. Each Party hereto shall indemnify and hold harmless the other Party against and from any and all claims for brokerage commission or other like payments arising out of the transaction contemplated by this Agreement and occasioned by the indemnifying Party.

Article XI
Post-Closing Covenants

11.1 Announcements; Confidentiality.

(a) Neither Party shall (nor permit its Affiliates to) make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transaction contemplated hereunder (including the Purchase Price and the other material economic terms of this transaction set forth in this Agreement), any of the information in respect of the Property delivered or made available to the other Party or any of the other Party’s Representatives (including the Property Information), the identity of any direct or indirect owner of any beneficial interest in the other Party, and any work product or other information or materials discovered or generated by the other Party’s Representatives that includes or is based (in whole or in part) on the other Party’s diligence activities or other investigations concerning the Property (collectively, “Confidential Information”) except as otherwise required by Applicable Laws (including securities laws or rules of an applicable stock exchange), without the prior written consent of the other Party.

(b) The Party receiving Confidential Information (the “Receiving Party”) shall maintain the Confidential Information of the Party disclosing such Confidential Information (the “Disclosing Party”) in strict confidence and shall not disclose such Confidential Information to any Person other than the Receiving Party’s Affiliates and its and their respective officers, directors, employees, agents, consultants, contractors, representatives (including attorneys, accountants, technical advisors, financing sources, financial advisors, brokers, attorneys, lenders, direct or indirect prospective investors and their financing representatives), who, in each case, have a reasonable need to know the Confidential Information in order to assist with the transactions contemplated by the Transaction Documents (collectively, the “Representatives”), subject to such Representatives agreeing to maintain the confidentiality of such information. The Receiving Party shall, at the Disclosing Party’s option, return to the Disclosing Party or destroy all copies of the Confidential Information and any documents containing any of such information without retaining any copy thereof or extract therefrom upon written request (including email) by the Disclosing Party if the Closing does not occur. In furtherance of the foregoing, the Receiving Party agrees as follows: (a) the Receiving Party shall advise each of its Representatives of the confidential nature of any Confidential Information disclosed to them and of the Receiving Party’s obligations under this section; (b) the Receiving Party shall cause its Representatives to maintain the confidentiality of such information and shall not permit its Representatives to make any disclosures, whether through press release or other means of disclosure (oral or written), without the Disclosing Party’s consent; (c) the Receiving Party shall be liable for any of its Representative’s breach of this section, the Receiving Party acknowledging that there may be no adequate remedy at law and that Disclosing Party shall have the right to seek injunctive relief; and (d) the Receiving Party shall defend, indemnify and hold the Disclosing Party, the Disclosing Party’s Representatives, and the Property harmless from and against any and all claims, damages, liabilities and expenses, including reasonable attorneys’ fees, arising out of or resulting from a breach of this section by the Receiving Party or any of the Receiving Party’s Representatives. In addition, except as may be required by Applicable Law (including securities laws), without the prior written consent of the Disclosing Party, neither Receiving Party nor its Representatives will (i) confirm or deny any statement made by a third party regarding the Confidential Information or (ii) disclose to any person the fact that Confidential Information has been made available to it.

(c) The term “Affiliate” as used herein shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with a Party, where the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract, or otherwise.

11.2 Confidentiality Exceptions. Confidential Information does not include information that is (a) already known to the Receiving Party at the time of disclosure by the Disclosing Party, (b) now or hereafter becomes available within the public domain other than as a result of a breach of this Agreement by the Receiving Party, (c) received by a Receiving Party under no legal or contractual obligation to keep the Confidential Information confidential or (d) independently developed or acquired by a Receiving Party without reliance on Confidential Information. A Receiving Party shall also have the right to disclose Confidential Information without the consent of the Disclosing Party (i) in connection with a subpoena, interrogatory, request for production, civil investigative demand or other such legal process issued by a Governmental Authority, but only to the extent necessary, with the advice of counsel, to fully respond thereto and after providing prior written notice to the Disclosing Party and (ii) to the extent such Confidential Information is disclosed under applicable stock exchange regulations or in connection with any securities filing (or accompanying press release) made by the Receiving Party or its Affiliates or representatives, including complying with any applicable disclosure obligations in connection with any securities offering or periodic or current reporting requirement. The provisions of Section 11.1 shall survive the Closing and any termination of this Agreement for a period of twelve (12) months. The Receiving Party agrees that, in complying with its confidentiality obligations under this Agreement, it shall use the same means it uses to protect its own confidential proprietary information, but in any event not less than reasonable means, to prevent the disclosure and to protect the confidentiality of the Confidential Information.

11.3 Change of Name. Within sixty (60) days after Closing, Purchaser shall eliminate the name “Wolf Bone” and any variants thereof from the Property and shall have no right to use any logos, trademarks, or trade names belonging to Seller or any of its Affiliates.

11.4 Financial Records. Following Closing, Seller shall, at Purchaser’s request, reasonably promptly provide to Purchaser all financial statements of the type (and with the same level of detail) that Seller prepared and maintained for its own records, for all periods during Seller’s ownership of the Property and prior to the Closing Date to the extent not previously provided. Additionally, to the extent requested by Purchaser, Seller shall, at Purchaser’s sole cost and expense, including reimbursement of Seller’s reasonable out of pocket expenses, cooperate with Purchaser in preparing audited financial statements with respect to the Property and the operation thereof for periods prior to the Closing Date; provided, however, that any such cooperation shall not extend beyond nine (9) months after the Closing Date. The terms and conditions of Section 4.3(g)(ii) shall apply to Seller’s obligations set forth in this Section 11.4 mutatis mutandis.

Article XII
Condemnation

12.1 If prior to Closing, any Party commences or imminently threatens in writing to commence any eminent domain proceedings to take any portion of the Property, Purchaser shall have the unilateral right in Purchaser’s sole discretion, exercisable by giving notice of such decision to Seller within thirty (30) days after receiving written notice of such actual or threatened condemnation proceedings and the Closing Date shall be extended as needed to allow for such thirty (30) day period, to (i) if such proceedings affect an aggregate [***] of the acreage of all Property, terminate this Agreement whereupon the Earnest Money (less the Independent Consideration) shall be returned to Purchaser or (ii) if such condemnation affects less than [***] of the acreage of all Property or would not materially impair Purchaser’s intended use of the Property, not terminate this Agreement whereupon the Agreement shall remain in full force and effect and Purchaser shall take title to the Property subject to such condemnation or sale and without a proportionate reduction in the Purchase Price to account for such condemned portions of the Property. If this Agreement is not terminated by Purchaser, then in each instance Seller shall assign to Purchaser at the Closing (extended, as necessary) any and all rights and claims Seller may have to the proceeds of any such condemnation or sale in lieu of condemnation or, if such proceeds have already been paid to Seller, Seller shall pay an amount equal to such proceeds to Purchaser at the Closing.

Article XIII
Assumption; Indemnification

13.1 Assumed Obligations. Without limiting Purchaser’s rights to indemnity under Section 13.2 and except for any Retained Liabilities, from and after the Closing, Purchaser shall assume and fulfill, perform, pay, and discharge all of the obligations and liabilities with respect to the Property to the extent arising out of or relating to the ownership of the Property on or after the Closing Date, Environmental Liabilities, any and all Transfer Taxes (as defined previously), and any and all taxes allocated to Purchaser under Article IX (all of said obligations and liabilities, herein being referred to as the “Assumed Obligations”). As used herein, “Environmental Liabilities” shall mean all costs, damages, expenses, liabilities, obligations and other responsibilities arising from or under Environmental Laws, third Person claims relating to the environment, or any other matter related to the environment and/or the condition of the Property and which, in each case, relate to the Property or ownership or operation thereof, but excluding the Exclusions.

13.2 Purchaser’s Indemnity Obligations. Purchaser shall be responsible for and indemnify, defend, release and hold harmless Seller, its current and former Affiliates, and each of their respective officers, directors, managers, members, employees, agents, advisors and other representatives (collectively, the “Seller Group”) from and against any and all claims, demands, payments, charges, judgments, assessments, losses, liabilities, damages, obligations, penalties, fines, expenses, costs, fees, settlements and deficiencies, including any attorneys’ fees, legal and other costs and expenses suffered or incurred therewith (collectively, “Damages”) caused by, arising out of or resulting from: (a) the Assumed Obligations; (b) Purchaser’s breach of any representation or warranty contained in this Agreement or any certificate delivered by Purchaser pursuant to this Agreement; and (c) Purchaser’s breach of, or default under, any of its covenants or obligations under this Agreement or any certificate delivered by Purchaser pursuant to this Agreement. Purchaser’s indemnity obligations set forth in this Section 13.2 shall survive the Closing of the transaction contemplated hereby without time limit.

13.3 Retained Liabilities. Purchaser shall not assume, and Seller shall retain and be responsible for the payment, performance or discharge, of all liabilities and obligations resulting from, relating to or arising out of the Property prior to the Closing Date, including (i) any personal injury (including death) sustained on or in connection with the Property before the Closing Date; (ii) the failure to pay or incorrect payment of any ad valorem, property or similar taxes allocable to the Property with respect to periods prior to the Closing Date (for which Seller is responsible, as determined in accordance with Section 9.1); (iii) contractual obligations under the Contracts for the payment of all costs and expenses attributable to the Property to the extent incurred prior to the Closing Date; (iv) all obligations, costs, damages, assessments and liabilities known or unknown, to the extent caused by, relating to or arising out of (x) the employment relationship between Seller and any of Seller’s present or former employees or the termination of any such employment relationship, (y) the Excluded Property and/or (z) the gross negligence or willful misconduct of Seller or any its Affiliates with respect to periods prior to the Closing Date, and (v) all Environmental Liabilities arising from the Property for periods of time prior to the Closing Date (collectively, the “Retained Liabilities”).

13.4 Seller’s Indemnity Obligations. Seller shall be responsible for and indemnify, defend, release and hold harmless Purchaser, its current and former Affiliates, and each of their respective officers, directors, managers, members, employees, agents, advisors and other representatives (the “Purchaser Group”) from and against all Damages caused by, arising out of or resulting from (a) the Specified Agreements, (b) the Retained Liabilities; (c) Seller’s breach of any representation or warranty contained in this Agreement or any certificate delivered by Seller pursuant to this Agreement; and (d) Seller’s breach of, or default under, any of its covenants or obligations under this Agreement or any certificate delivered by Seller pursuant to this Agreement.

13.5 Survivability. Seller’s indemnity obligations set forth in Section 13.3 with respect to Seller’s breach of any representation or warranty contained in the Agreement or any certificate delivered by Seller pursuant to this Agreement with respect thereto shall survive the Closing for a period of [***] from the Closing Date and shall thereafter terminate and have no further force or effect; provided, however, the Fundamental Representations shall survive indefinitely. The covenants in this Agreement to be performed prior to Closing by their terms shall terminate at Closing and have no further force or effect after the Closing. The covenants and agreements of the Parties in this Agreement to be performed at or after the Closing shall survive until fully performed. The remainder of this Agreement shall survive the Closing hereunder for a period of [***], except as may otherwise be expressly provided herein. Representations, warranties, covenants, and agreements shall be of no further force and effect after the date of their expiration; provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant, or agreement prior to its expiration date.

13.6 Limitations. Notwithstanding anything herein to the contrary, in no event shall Seller indemnify Purchaser for (a) any individual claim with respect to Seller’s breach of any representation or warranty contained in this Agreement or any certificate delivered by Seller pursuant to this Agreement that does not exceed [***] (the “Indemnification Threshold”), (b) any claims with respect to Seller’s breach of any representation or warranty contained in this Agreement or any certificate delivered by Seller pursuant to this Agreement exceeding the Indemnification Threshold unless and until the aggregate amount of all indemnification claims (exceeding the Indemnification Threshold) for which Seller is liable under this Agreement [***] (the “Indemnity Deductible”) and then only to the extent such liabilities exceed the Indemnity Deductible, and (c) aggregate indemnification claims in excess of [***]. The limitations described in this paragraph will not apply to the extent of Seller’s breach of its representations under Section 4.1(a), Section 4.1(b), Section 4.1(l), or Section 4.1(m) (collectively, the “Fundamental Representations”) or the special warranty of title contained in the Special Warranty Deed; provided, however that Seller’s obligation to indemnify Purchaser for a breach of Seller’s representations and warranties contained in this Agreement or any certificate delivered by Seller pursuant to this Agreement, and Seller’s breach of, or default under, any of its covenants or obligations under this Agreement or any certificate delivered by Seller pursuant to this Agreement shall be capped at the Purchase Price. For purposes of determining the amount of any Damages that are the subject matter of a claim for indemnification under either Section 13.2 or Section 13.4, as the case may be, each representation and warranty herein that is qualified by materiality or a specified dollar amount will be read without regard and without giving effect to such qualifier.

13.7 Exclusive Remedy. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT AS SET FORTH IN THE TRANSACTION DOCUMENTS, FROM AND AFTER CLOSING, THIS ARTICLE XIII CONTAINS PURCHASER’S EXCLUSIVE REMEDY AGAINST SELLER AND ANY MEMBER OF THE SELLER GROUP WITH RESPECT TO BREACHES OF THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF THE PARTIES IN THIS AGREEMENT AND OTHERWISE WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE PROPERTY. EXCEPT FOR THE REMEDIES SPECIFIED IN THIS ARTICLE XIII, AND EXCEPT AS SET FORTH IN THE TRANSACTION DOCUMENTS, EFFECTIVE AS OF CLOSING AND SUBJECT TO THE TERMS OF THE TRANSACTION DOCUMENTS AND THE PROVISIONS OF THIS AGREEMENT THAT EXPRESSLY SURVIVE CLOSING, PURCHASER, ON ITS OWN BEHALF AND ON BEHALF OF THE PURCHASER GROUP, HEREBY RELEASES, REMISES AND FOREVER DISCHARGES THE SELLER GROUP FROM ANY AND ALL PROCEEDINGS, CLAIMS AND DAMAGES WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, ABSOLUTE OR CONTINGENT, WHICH PURCHASER GROUP MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO, OR ARISING OUT OF THE PROPERTY OR THE OWNERSHIP, USE OR OPERATION THEREOF PRIOR TO CLOSING, OR THE CONDITION, QUALITY, STATUS OR NATURE OF THE PROPERTY PRIOR TO CLOSING, INCLUDING BREACHES OF STATUTORY OR IMPLIED WARRANTIES, ANY TAX ATTRIBUTES RELATING TO THE PROPERTY, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES, COMMON LAW RIGHTS OF CONTRIBUTION AND RIGHTS UNDER INSURANCE POLICIES MAINTAINED BY SELLER GROUP.

13.8 Party Groups. The indemnity of each Party provided in this Article XIII shall be for the benefit of and extend to each Person included in the Seller Group and the Purchaser Group, as applicable; provided, however, that any claim for indemnity under this Article XIII by any such Person must be brought and administered by a Party to this Agreement (at such Party’s sole discretion).

13.9 Express Negligence. THE PARTIES AGREE THAT ANY INDEMNITY, DEFENSE AND/OR RELEASE OBLIGATION ARISING UNDER THIS AGREEMENT SHALL APPLY

WITHOUT REGARD TO THE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF THE INDEMNIFIED PARTY, WHETHER ACTIVE, PASSIVE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY OR SOLE, OR ANY PRE-EXISTING CONDITION, ANY BREACH OF CONTRACT OR BREACH OF WARRANTY OR VIOLATION OF ANY LEGAL REQUIREMENT, EXCEPT TO THE EXTENT SUCH DAMAGES WERE OCCASIONED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY OR ANY MEMBER OF THE INDEMNIFIED PARTY’S GROUP. THE FOREGOING IS A SPECIFICALLY BARGAINED FOR ALLOCATION OF RISK AMONG THE PARTIES, WHICH THE PARTIES AGREE AND ACKNOWLEDGE SATISFIES ANY APPLICABLE EXPRESS NEGLIGENCE RULE AND/OR CONSPICUOUSNESS REQUIREMENT (OR SIMILAR RULES OR REQUIREMENTS) UNDER APPLICABLE LAW.

13.10 Payments by an indemnifying Party in respect of any indemnified loss hereunder shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the indemnified party in respect of any such claim. Each indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any losses.

13.11 In the case of a claim for indemnification not based upon a third Person claim, the indemnifying Party shall have thirty (30) days from its receipt of the claim notice to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages, or (iii) dispute the claim for such indemnification. If the indemnifying Party does not notify the indemnified Party within such 30-day period that it has cured the Damages or that it disputes the claim for such indemnification, the indemnifying Party shall be deemed to have disputed such claim for indemnification.

13.12 The Parties acknowledge that, subject to any rights the Parties may have hereunder to seek and obtain specific performance or other express injunctive remedies, following the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant, obligation or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As such, Purchaser and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.

13.13 Guarantor, in consideration of the benefits derived and expected to be derived from the sale of the Property by Seller, which is an Affiliate of Guarantor, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, hereby absolutely, irrevocably, and unconditionally guarantees to Purchaser and the Purchaser Group, as applicable, the due, punctual, and full performance by Seller, when due, of the following (collectively, the “Guaranteed Obligations”): (a) Seller’s obligation to indemnify Purchaser Group under Section 13.4 of this Agreement, and (b) Seller’s obligations under the special warranty of title contained in the Special Warranty Deed and Bill of Sale. Guarantor shall be jointly and severally liable with Seller for the due, punctual, and full performance of all of the Guaranteed Obligations. Purchaser and the Purchaser Group, as applicable, may accordingly enforce the Guaranteed Obligations severally against Guarantor or Seller without necessity of proceeding against the other or any other security for the Guaranteed Obligations or jointly against both Guarantor and Seller, in the sole and absolute discretion of Purchaser and the Purchaser Group, as applicable.

Article XIV
Disclosures And Notices To Purchaser

14.1 Notice Regarding Possible Liability for Additional Taxes (Texas Property Code Section 5.010). If for the current ad valorem tax year, the taxable value of the Property is determined by a special appraisal method that allows for appraisal of the Property at less than its market value, the person to whom the Property is transferred may not be allowed to qualify the Property for that special appraisal in a subsequent tax year; and the Property may then be appraised at its full market value. In addition, the transfer of the Property or a subsequent change in the use of the Property may result in the imposition of an additional tax plus interest as a penalty for the transfer or the change in the use of the Property. The taxable value of the Property and the applicable method of appraisal for the current tax year is public information and may be obtained from the tax appraisal district established for the county in which the Property is located. Purchaser hereby expressly acknowledges the implications to Purchaser (and its Affiliates) of this Section 14.1 and accepts the same.

14.2 Annexation Disclosures. If the Property is located outside the limits of a municipality, the Property may now or later be (a) included in the extraterritorial jurisdiction of a municipality and/or (b) subject to annexation by the municipality. Each municipality maintains a map that depicts its boundaries and extraterritorial jurisdiction. To determine if the Property is located within a municipality’s extraterritorial jurisdiction, or is likely to be located within a municipality’s extraterritorial jurisdiction, Purchaser should contact all municipalities located in the general proximity of the Property for further information.

14.3 Notice of Water and Sewer Service. Pursuant to Section 13.257 of the Texas Water Code, Seller provides Purchaser with the following notice:

“The Property may be located in a certificated water or sewer service area, which is authorized by law to provide water or sewer service to the Property. No other retail public utility is authorized to provide water or sewer service to the properties in the certificated area. If the Property is located in a certificated area, there may be special costs or charges that you will be required to pay before you can receive water or sewer service. There may be a period required to construct lines or other facilities necessary to provide water or sewer service to the Property. You are advised to determine if the Property is in a certificated area and contact the utility service provider to determine the cost that you will be required to pay and the period, if any, that is required to provide water or sewer service to the Property.

Purchaser hereby acknowledges receipt of the foregoing notice at or before the execution of this Agreement.”

Article XV
Miscellaneous

15.1 Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. This Agreement may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements between the parties. There are no unwritten oral agreements between the Parties.

15.2 Amendment; Waiver. This Agreement may be amended or modified only by an agreement in writing executed by all Parties and expressly identified as an amendment or modification. Any failure by either Party to comply with any of its obligations, agreements, or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by such Party and expressly identified as a waiver, but not in any other manner. No waiver of, consent to a change in, or any delay in timely exercising any rights arising from, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

15.3 Binding Effect. The terms and provisions of this Agreement shall inure to the benefit of, and be binding upon, Purchaser and Seller and their respective successors and permitted assigns.

15.4 Governing Law; Venue. This Agreement and any claim, controversy or dispute arising under or related to this Agreement, the Property, the relationship of the Parties, and/or the interpretation and enforcement of the rights and duties of the Parties will be governed by the laws of the State of Texas without regard to any conflicts of law principles, and the venue of any claim, controversy or dispute shall be in a court of competent jurisdiction in Harris County, Texas, for which the Parties hereby submit to the jurisdiction thereof. THE PARTIES EXPRESSLY WAIVE TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, CONNECTED WITH, OR RELATING TO THIS AGREEMENT.

15.5 Assignment of Agreement. This Agreement may not be assigned by Purchaser, in whole or in part, without the written consent of Seller (such consent not to be unreasonably withheld, conditioned, or delayed), except, Purchaser may assign this Agreement in whole to an Affiliate prior to Closing without Seller’s consent so long as Purchaser is not relieved of its liabilities and obligations hereunder. Except pursuant to an Exchange, this Agreement may not be assigned by Seller, in whole or in part, without the written consent of Purchaser (such consent not to be unreasonably withheld, conditioned, or delayed). No assignment or transfer shall relieve the original Purchaser of any duties or obligations hereunder, and the written assignment and assumption agreement shall expressly so provide.

15.6 Counterparts. This Agreement may be executed in multiple counterparts (and by portable document format (PDF) transmission), each of which shall be an original but all of which together shall constitute but one and the same agreement.

15.7 Notices. Wherever any notice or other communication is required or permitted hereunder, such notice or other communication shall be in writing and shall be delivered by (a) overnight courier, (b) hand, (c) electronic mail or (d) U.S. registered or certified mail, return receipt requested in each case, postage prepaid, to the addresses or e-mail addresses set out below or at such other addresses as are specified by written notice delivered in accordance herewith:

If to Seller: Wolf Bone Ranch Partners LLC 6011 W. Courtyard Drive, Building 5, Suite 450 Austin, Texas 78730 Attn: [***] Email: [***] Telephone No. [***]	If to Purchaser: DBR Land LLC 5555 San Felipe, Suite 1200 Houston, Texas 77056 Attn: [***] Email: [***] Telephone No. [***]
With a copy to (which shall not constitute notice):	With a copy to (which shall not constitute notice):
GIBSON, DUNN & CRUTCHER LLP 811 Main Street, Suite 3000 Houston, Texas 77002-6117 Attn: [***] Email: [***] Telephone No. [***]	KELLY HART & HALLMAN LLP 201 Main Street, Suite 2500 Fort Worth, Texas 76102 Attn: [***] Email: [***] Telephone No. [***]
If to Guarantor: VTX Energy Partners, LLC 6011 W. Courtyard Drive, Building 5, Suite 450 Austin, Texas 78730

Attn: [***] Email: [***] Telephone No. [***]
With a copy to (which shall not constitute notice):
GIBSON, DUNN & CRUTCHER LLP 811 Main Street, Suite 3000 Houston, Texas 77002-6117 Attn: [***] Email: [***] Telephone No. [***]

Each Party shall use commercially reasonable efforts to send a copy of any notice of termination under this Agreement to the Title Company on the same date and by the same method(s) as it is sent to the other Party. The failure to send a copy of any termination notice to the Title Company does not invalidate an otherwise valid termination notice.

Any notice or other communication (i) mailed as hereinabove provided shall be deemed effectively given or received on the third (3rd) Business Day following the postmark date of such notice or other communication, (ii) sent by overnight courier or by hand shall be deemed effectively given or received upon receipt, and (iii) sent by electronic transmission shall be deemed effectively given or received on the day of such electronic transmission of such notice or other communication if transmitted prior to 5:00 p.m. Central Time on a Business Day and on the first Business Day after the day of transmission of such notice so long as a copy is sent the same day by hand or by overnight courier for next day delivery. Refusal to accept delivery shall be deemed delivered. Any notices given by the attorneys for the Parties shall be deemed effective as if given by such Party.

15.8 Performance. Time is of the essence in the performance of this Agreement.

15.9 Headings. Section headings or captions are used in this Agreement for convenience only and do not limit or otherwise affect the meaning of any provision of this Agreement.

15.10 Holidays, Etc. Whenever any time limit or date provided herein falls on a Saturday, Sunday, or legal holiday under the laws of the State of Texas or on a day when federal banks are closed, then that date is extended to the next day that is not a Saturday, Sunday, or legal holiday or a day when federal banks are closed. The term “Business Day” as used in this Agreement means any day that is not a Saturday, Sunday, or legal holiday under the laws of the State of Texas or a day when federal banks are closed.

15.11 Specific Performance. Each Party acknowledges and hereby agrees that in the event of any breach or threatened breach by the other Party of any covenants or obligations set forth in this Agreement, the non-breaching Party, in addition to any other right or remedy that it may be entitled at law or equity, shall be entitled to seek an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations under this Agreement, and each Party further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled pursuant to this Agreement and the other Transaction Documents.

15.12 Severability. The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction and the remaining terms and provisions shall remain in full force and effect, unless doing so would result in an interpretation of this Agreement that is manifestly unjust.

15.13 Rule of Construction. Each Party and its counsel have reviewed and revised this Agreement. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party may not be employed in the interpretation of this Agreement or any amendments, schedules, or exhibits to this Agreement.

15.14 Further Assurances. In addition to the actions recited herein and contemplated to be performed, executed, and/or delivered by Seller and Purchaser, Seller and Purchaser agree to perform, execute and/or deliver or cause to be performed, executed and/or delivered in connection with the performance of this Agreement and consummation of the Closing any and all such further acts, instruments, deeds, documents and assurances (in each case in form and substance reasonably acceptable to the party executing and/or performing the same) as may be reasonably required to consummate the transactions contemplated hereby. The foregoing obligation shall survive Closing.

15.15 Limitation of Liability. Each Party acknowledges and agrees that, except for the Exclusions, (a) it will have no claims or causes of action against any disclosed or undisclosed, direct or indirect member, partner, principal, parent, subsidiary or other Affiliate of the other Party (the “Protected Affiliates”), or any officer, director, manager, employee, trustee or shareholder of such other Party or any of the Protected Affiliates (together with the Protected Affiliates, the “Protected Parties”), arising out of or in connection with this Agreement or the transactions contemplated by this Agreement, and (b) it shall not sue or otherwise seek to enforce any personal obligation of the other against any of the Protected Parties with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated by this Agreement. The provisions of this Section 15.15 shall survive the Closing or any termination of this Agreement.

15.16 Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY, EXCEPT IN CONNECTION WITH ANY DAMAGES INCURRED BY THIRD PERSONS FOR WHICH INDEMNIFICATION IS SOUGHT UNDER THE TERMS OF THIS AGREEMENT OR SELLER’S BREACH OF SECTION 4.3(a)(xiii), NONE OF PURCHASER, SELLER, OR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE ENTITLED TO CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE, OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND, EXCEPT AS OTHERWISE PROVIDED IN THIS SENTENCE, EACH OF PURCHASER AND SELLER, FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, HEREBY EXPRESSLY WAIVES ANY RIGHT TO CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE, OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

15.17 References and Rules of Construction. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby” and “hereunder,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” All references to “$” or “Dollars” shall be deemed references to United States Dollars. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. The words “shall” and “will” are used interchangeably throughout this Agreement and shall accordingly be given the same meaning, regardless of which word is used.

15.18 Escrow Provisions.

(a) The Title Company shall hold the Earnest Money in escrow in an interest-bearing bank account (the “Escrow Account”) at the direction of Purchaser.

(b) The Title Company shall hold the Earnest Money in escrow in the Escrow Account until the Closing or sooner termination of this Agreement and shall hold or apply such proceeds in accordance with the terms of this Section 15.18(b). Seller and Purchaser understand that no interest is earned on the Earnest Money during the time it takes to transfer into and out of the Escrow Account. At Closing, the Earnest Money shall be paid by the Title Company to, or at the direction of, Seller pursuant to the Parties’ written instructions delivered at Closing. If for any reason the Closing does not occur and either Party makes a written demand upon the Title Company (a copy of which shall be given to the other Party) for payment of such amount, the Title Company shall, within twenty four (24) hours give, written notice to the other Party of such demand (provided, however, that prior to the expiration of the Examination Period, Title Company shall promptly and without further action refund the Earnest Money to Purchaser following written demand therefor by Purchaser (with a copy given to Seller)). If the Title Company does not receive a written objection within five (5) Business Days after the giving of any such notice, the Title Company is hereby authorized to make such payment. If the Title Company does receive such written objection within such five (5) Business Day period or if for any other reason the Title Company in good faith shall elect not to make such payment, the Title Company shall continue to hold such amount until otherwise directed by joint written instructions from the parties to this Agreement or a final judgment of a court of competent jurisdiction. However, the Title Company shall have the right at any time to deposit the Earnest Money with the registry of the Court of the jurisdiction consented to by the Parties. The Title Company shall give written notice of such deposit to Seller and Purchaser. Upon such deposit the Title Company shall be relieved and discharged of all further obligations and responsibilities hereunder.

(c) The parties acknowledge that the Title Company is acting solely as a stakeholder at their request and for their convenience, that the Title Company shall not be deemed to be the agent of either of the parties, and the Title Company shall not be liable to either of the parties for any act or omission on its part, other than for its gross negligence or willful misconduct. Seller and Purchaser shall jointly and severally indemnify and hold the Title Company harmless from and against all costs, claims and expenses, including, without limitation, attorneys’ fees and disbursements, incurred in connection with the performance of the Title Company’s duties hereunder.

(d) The Title Company has acknowledged its agreement to these provisions by signing this Agreement in the place indicated following the signatures of Seller and Purchaser.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Purchase and Sale Agreement as of the Execution Date.

PURCHASER:

DBR LAND LLC

By:	/s/ Jason Long
Name:	Jason Long
Title:	Chief Executive Officer

GUARANTOR:

VTX ENERGY PARTNERS, LLC

By:	/s/ Eugene B. Shepherd, Jr.
Name:	Eugene B. Shepherd, Jr.
Title:	Chief Executive Officer

SELLER:

WOLF BONE RANCH PARTNERS LLC

By:	/s/ Eugene B. Shepherd, Jr.
Name:	Eugene B. Shepherd, Jr.
Title:	Chief Executive Officer

APPENDIX A

ATTACHED TO AND MADE A PART OF THAT CERTAIN
PURCHASE AND SALE AGREEMENT,

DATED AS OF NOVEMBER 18, 2024,
BY AND BETWEEN SELLER AND PURCHASER

DEFINED TERM CROSS REFERENCES

Definition	Section
Additional Objection Deadline	Section 5.2(d)
Additional Title Objections	Section 5.2(d)
Affiliate	Section 11.1(c)
Affiliate Arrangements	Section 4.3(f)
Agreement	Preamble
Applicable Laws	Section 3.5
Assumed Obligations	Section 13.1
Bill of Sale	Section 7.6(k)
Business Day	Section 15.10
Closing	Section 7.1
Closing Date	Section 7.1
Condition of the Property	Section 4.4
Confidential Information	Section 11.1(a)
Contracts	Section 1.1(e)
Damages	Section 13.2
Defensible Title	Section 4.1(h)
Disclosing Party	Section 11.1(b)
Dispute Period	Section 3.7(a)
Disputed Environmental Matters	Section 3.7(a)
Earnest Money	Section 2.2
Encumbrances	Section 1.3
Environmental Arbitrator	Section 3.7(b)
Environmental Condition	Section 3.6
Environmental Consultant	Section 3.5
Environmental Deductible	Section 3.6
Environmental Laws	Section 3.5

Appendix A-1

Definition	Section
Environmental Liabilities	Section 13.1
Escrow Account	Section 15.18(a)
Examination Period	Section 3.4
Exchange	Section 8.1
Exchange Agent	Section 8.2
Excluded Property	Section 1.2
Exclusions	Section 3.8
Execution Date	Preamble
Executive Order	Section 4.1(c)
Fundamental Representations	Section 13.6
Governmental Authority	Section 3.5
Groundwater	Section 1.1(b)
Groundwater Rights	Section 1.1(b)
Guaranteed Obligations	Section 13.13
Guarantor	Preamble
Hazardous Material	Section 3.5
HSR Act	Section 2.4
Improvements	Section 1.1(c)
Inaccurate Representations	Section 7.3
Indemnification Threshold	Section 13.6
Indemnity Deductible	Section 13.6
Independent Consideration	Section 2.3
Land	Recitals
Lender Policy	Section 5.3
List	Section 4.1(c)
Monetary Liens	Section 5.2(e)
New York Style Closing	Section 7.1
Non-Seller Liens	Section 5.2(c)
Objection Deadline	Section 5.2(b)
OFAC	Section 4.1(c)
Outside Date	Section 7.1
Party or Parties	Preamble
Permits	Section 1.1(g)

Appendix A-2

Definition	Section
Permitted Encumbrances	Section 5.2(e)
Person	Section 1.1(h)
Personal Property	Section 1.1(d)
Phase I	Section 3.4
Phase II	Section 3.5
Property	Section 1.1
Property Costs	Section 4.3(a)
Property Information	Section 3.2
Property Tax	Section 4.1(l)(xii)
Protected Affiliates	Section 15.15
Protected Parties	Section 15.15
Purchase Price	Section 2.1
Purchaser	Preamble
Purchaser Group	Section 13.4
Purchaser’s Knowledge	Section 4.2
Purchaser Survey	Section 3.4
Real Property	Section 1.1(a)
Receiving Party	Section 11.1(b)
Remediation Amount	Section 3.6
Representatives	Section 11.1(b)
Retained Liabilities	Section 13.3
Seller	Preamble
Seller Group	Section 13.2
Seller’s Knowledge	Section 4.1
Side Letter	Section 7.6(h)
Special Warranty Deed	Section 6.1
Specified Agreements	Section 7.6(i)
Straddle Period	Section 9.1
Surface Agreements	Section 1.1(h)
Surface Rights	Section 1.1(f)
Surface Use Agreements	Section 7.6(g)
SWS Surface Use Agreement	Section 7.6(g)
Title Commitment	Section 5.1(a)

Appendix A-3

Definition	Section
Title Company	Section 2.2
Title Objections	Section 5.2(b)
Title Policy	Section 5.3
Transaction Documents	Section 3.8
Transfer Taxes	Section 9.1
VTX Surface Use Agreement	Section 7.6(f)

Appendix A-4

EXHIBIT A

ATTACHED TO AND MADE A PART OF THAT CERTAIN
PURCHASE AND SALE AGREEMENT,

DATED AS OF NOVEMBER 18, 2024,
BY AND BETWEEN SELLER AND PURCHASER

LAND

[Omitted]

Exhibit A

EXHIBIT B-1

ATTACHED TO AND MADE A PART OF THAT CERTAIN
PURCHASE AND SALE AGREEMENT,

DATED AS OF NOVEMBER 18, 2024,
BY AND BETWEEN SELLER AND PURCHASER

CONTRACTS

[Omitted]

Exhibit B-1

EXHIBIT B-2

ATTACHED TO AND MADE A PART OF THAT CERTAIN
PURCHASE AND SALE AGREEMENT,

DATED AS OF NOVEMBER 18, 2024,
BY AND BETWEEN SELLER AND PURCHASER

SURFACE RIGHTS

[Omitted]

Exhibit B-2

EXHIBIT B-3

ATTACHED TO AND MADE A PART OF THAT CERTAIN
PURCHASE AND SALE AGREEMENT,

DATED AS OF NOVEMBER 18, 2024,
BY AND BETWEEN SELLER AND PURCHASER

SURFACE AGREEMENTS

[Omitted]

Exhibit B-3

EXHIBIT C

ATTACHED TO AND MADE A PART OF THAT CERTAIN
PURCHASE AND SALE AGREEMENT,

DATED AS OF NOVEMBER 18, 2024,
BY AND BETWEEN SELLER AND PURCHASER

EXCLUDED PROPERTY

[Omitted]

Exhibit C

EXHIBIT D

ATTACHED TO AND MADE A PART OF THAT CERTAIN
PURCHASE AND SALE AGREEMENT,

DATED AS OF NOVEMBER 18, 2024,
BY AND BETWEEN SELLER AND PURCHASER

FORM OF SPECIAL WARRANTY DEED

[Omitted]

Exhibit D

EXHIBIT E-1

ATTACHED TO AND MADE A PART OF THAT CERTAIN
PURCHASE AND SALE AGREEMENT,

DATED AS OF NOVEMBER 18, 2024,
BY AND BETWEEN SELLER AND PURCHASER

FORM OF SURFACE USE AGREEMENT

[Omitted]

Exhibit E-1

EXHIBIT E-2

ATTACHED TO AND MADE A PART OF THAT CERTAIN
PURCHASE AND SALE AGREEMENT,

DATED AS OF NOVEMBER 18, 2024,
BY AND BETWEEN SELLER AND PURCHASER

FORM OF SURFACE USE AGREEMENT (SWS)

[Omitted]

Exhibit E-2

EXHIBIT F

ATTACHED TO AND MADE A PART OF THAT CERTAIN
PURCHASE AND SALE AGREEMENT,

DATED AS OF NOVEMBER 18, 2024,
BY AND BETWEEN SELLER AND PURCHASER

SIDE LETTER

[Omitted]

Exhibit F

EXHIBIT G

ATTACHED TO AND MADE A PART OF THAT CERTAIN
PURCHASE AND SALE AGREEMENT,

DATED AS OF NOVEMBER 18, 2024,
BY AND BETWEEN SELLER AND PURCHASER

FORM OF BILL OF SALE

[Omitted]

Exhibit G